Exhibit 10.1

Execution Version

SECOND AMENDMENT AND WAIVER TO REVOLVING CREDIT

AND SECURITY AGREEMENT

This Second Amendment and Waiver to Revolving Credit and Security Agreement (this “Amendment”) dated as of September 17, 2021 is by and among PERMA-PIPE INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Holdings”), PERMA-PIPE, INC., a Delaware corporation (“Perma-Pipe”), PERMA-PIPE CANADA LTD., a company registered in the Province of Alberta, Canada (“Perma-Pipe Canada” and together with Holdings and Perma-Pipe, the “Borrowers” and each a “Borrower”), PERMA-PIPE CANADA, INC., a Delaware corporation (“Canada Holdings” or “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A.    Loan Parties, Agent and Lenders entered into that certain Revolving Credit and Security Agreement, dated as of September 20, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which Agent and Lenders established certain financing arrangements with the Loan Parties. Capitalized terms used herein but not specifically defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

B.    Loan Parties have notified Agent that (i) for the fiscal quarters ending January 31, 2021, April 30, 2021 and July 31, 2021, Holdings, Perma-Pipe, Canada Holdings and Perma-Pipe Canada have failed to maintain a Fixed Charge Coverage Ratio as required by Section 6.5(b) of the Credit Agreement and (ii) for the fiscal quarters ending January 31, 2021, April 30, 2021 and July 31, 2021, Holdings and each of its Subsidiaries on a consolidated basis have failed to maintain a Fixed Charge Coverage Ratio as required by Section 6.5(c) of the Credit Agreement ((i) and (ii) collectively, the “Existing Financial Covenant Defaults”).

C.    Loan Parties have requested that Agent and Lenders make certain amendments to the Credit Agreement and waive the Waived Defaults (as defined below), and Agent and Lenders have agreed to such requests on the terms and conditions set forth herein.

TERMS AND CONDITIONS

NOW, THEREFORE, with the foregoing Background incorporated by reference and made a part hereof and intending to be legally bound, the parties agree as follows:

1.    Waiver. Subject to the terms and conditions herein, upon the Effective Date (as defined below), Agent and Lenders hereby waive (a) the Existing Financial Covenant Defaults, (b) any Event of Default under 10.11 of the Credit Agreement arising as a result of the Existing Financial Covenant Defaults, and (c) any Default and/or Event of Default arising from (i) the Loan Parties’ failure to provide notice to Agent of the Events of Default specified in clauses (a) and (b) above as required by Section 9.5 of the Credit Agreement and/or (ii) any representation or warranty that any Loan Party may have provided to Agent and/or Lenders regarding the absence of any Default or Event of Default during the continuance of the Events of Default specified in clauses (a) and/or (b) above (all Defaults and Events of Default waived under this Section 1, collectively, the “Waived Defaults”); provided however that such waiver shall in no way constitute a waiver of any other Defaults or Events of Default which may have occurred but which are not specifically referenced as the “Waived Defaults”, nor shall this waiver obligate Agent or Lenders to provide any further waiver of any other Default or Event of Default (whether similar or dissimilar). Other than in respect of the Waived Defaults, this waiver shall not preclude the future exercise of any right, power, or privilege available to Agent or Lenders whether under the Credit Agreement, the Other Documents or otherwise.

2.    Amendments to Credit Agreement. Upon the Effective Date, the Credit Agreement shall be amended as follows:

a.    The Credit Agreement (excluding all Schedules and Exhibits thereto) shall be amended as indicated on Annex A attached to this amendment, with text indicated as ~~strikeouts~~ representing text to be deleted from the Credit Agreement in each applicable provision of the Credit Agreement as shown on such Annex A, and with text indicated as bold and double underlined representing text to be added to the Credit Agreement in each applicable provision of the Credit Agreement as shown on such Annex A.

b.    Exhibit 1.2(b) to the Credit Agreement shall be amended and restated in its entirety as set forth on Annex B attached to this amendment.

3.    LIBOR. The parties hereto agree that Section 3 of that certain First Amendment and Waiver to Revolving Credit and Security Agreement, dated as of December 18, 2020, among the Loan Parties, Agent and Lenders shall be of no further force and effect..

4.    Effectiveness Conditions.This Amendment shall become effective on the first date that all of the following conditions have been fully satisfied by the Loan Parties in form and substance acceptable to Agent (such date, the “Effective Date”):

a.    Execution and delivery of this Amendment by each party hereto;

b.    Execution and delivery of the Second Amendment to Fee Letter by each party thereto;

c.    Agent shall have received the Amendment Fee (defined below);

d.    Agent shall have received all fees and expenses required to be paid by the Loan Parties to Agent and Lenders on or prior to the date hereof; and

e.    upon giving effect to the terms of this Amendment, no Default or Event of Default shall exist or shall have occurred and be continuing.

5.    Amendment Fee. Borrowers shall pay to Agent for the benefit of Lenders on the Effective Date an amendment fee in the amount of Ninety Thousand Dollars ($90,000.00) (the “Amendment Fee”) which Borrowers acknowledge was fully earned and payable upon execution of this Amendment.

6.    Representations, Warranties and Reaffirmation. Each Loan Party hereby:

a.    confirms, as of the date hereof and giving effect to the terms of this Amendment, that all representations and warranties made to Agent and Lenders under the Credit Agreement and all of the Other Documents are true and correct in all material respects (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

b.    reaffirms, as of the date hereof and giving effect to the terms of this Amendment, all of the covenants contained in the Credit Agreement and all of the Other Documents;

c.    represents and warrants to the Agent and the Lenders that, other than the Waived Defaults, no Default or Event of Default has occurred and is continuing as of the date hereof;

d.    represents and warrants, as of the date hereof, that such Loan Party has the full power, authority and legal right to enter into this Amendment and the other documents to be executed by it in connection herewith to which it is a party (this Amendment and such other documents, collectively, the “Amendment Documents”) and to perform all of its respective Obligations hereunder and thereunder; and

e.    represents and warrants, as of the date hereof, that the execution, delivery and performance by it of this Amendment and the other Amendment Documents to which it is a party (i) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (ii) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (iii) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person (other than Agent and the Lenders party hereto), and (iv) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances and other Liens permitted under Section 7.3 of the Credit Agreement upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound.

7.    Payment of Expenses. Loan Parties shall pay or reimburse Agent and Lenders for its/their reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with the preparation, negotiation and execution of this Amendment.

8.    Reaffirmation of Credit Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement and all of the Other Documents (a) are hereby reaffirmed and (b) shall continue in full force and effect as therein written.

9.    Release. Each Loan Party, by its signature below, hereby acknowledges and agrees that it has no actual or potential claim or cause of action against Agent or any Lender relating to this Amendment, the Credit Agreement or any Other Document and/or the Obligations arising thereunder or related thereto, in any such case arising on or before the date hereof. As further consideration for the amendments set forth herein, each Loan Party, by its signature below, hereby (a) waives and releases and forever discharges Agent, Issuer and each Lender, and the respective past, present and future officers, directors, attorneys, agents, professionals and employees of Agent, Issuer and each Lender (all collectively the “Released Parties”) from any and all claims, counterclaims and causes of action of any kind or nature whatsoever (and from any and all liability for any such claims, counterclaims and causes of action, including any such claims, counterclaims and causes of action for damages, losses or expenses of any kind), whether arising at law or in equity, that any Loan Party had, may now have or may hereafter have against any one or more of the Released Parties arising out of or relating to (i) the Credit Agreement, (ii) the Other Documents (including this Amendment), (iii) any and all Revolving Advances made or Letters of Credit issued through the date hereof and/or any other Obligations heretofore made and/or now outstanding under the Credit Agreement or any Other Document, (iv) any transactions related to any of the foregoing, or contemplated by the Credit Agreement or any Other Document (including this Amendment) and/or (v) any other action (or failure to act) taken (or, as applicable, not taken or taken only after any delay or satisfaction of any conditions) by any of the Released Parties in connection with any of the foregoing, or as contemplated by the Credit Agreement or any Other Document (including this Amendment), or in connection with the negotiation or administration of the Credit Agreement and the Other Documents (including this Amendment) and the credit facilities made available to the Loan Parties thereunder, in each case to the extent such claims, counterclaims and causes of action arise out of events or circumstances that occurred or existed, or which are occurring and/or existing, on or prior to the date hereof and (b) agrees that all waivers and releases made by the Loan Parties pursuant to this paragraph and this Amendment generally are made in consideration of the agreements of Agent and Lenders set forth in this Amendment and to induce Agent and Lenders to enter into this Amendment.

10.    Miscellaneous.

a.    Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

b.    Other Document. This Amendment is an “Other Document” as defined in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Other Documents shall apply hereto.

c.    Additional Provisions. Sections 16.1 (Governing Law), 16.2 (a)-(d) (Entire Understanding), 16.3(a) (Successors and Assigns), 16.8 (Severability), 16.12 (Captions), and 16.13 (Counterparts; Facsimile Signatures) of the Credit Agreement are hereby incorporated herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has signed this Amendment as of the day and year first above written.

BORROWERS:                           PERMA-PIPE INTERNATIONAL HOLDINGS, INC.

By:         ____D. Bryan Norwood ____

Name:         D. Bryan Norwood

Title:         Vice President and Chief Financial Officer

PERMA-PIPE, INC.

By:         ____D. Bryan Norwood ____

Name:         D. Bryan Norwood

Title:         Vice President, Treasurer and Chief Financial Officer

PERMA-PIPE CANADA LTD.

By:         ____D. Bryan Norwood ____

Name:         D. Bryan Norwood

Title:         Treasurer

GUARANTOR:                           PERMA-PIPE CANADA, INC.

By:         ____D. Bryan Norwood ____

Name:         D. Bryan Norwood

Title:         Vice President, Treasurer and Chief Financial Officer

AGENT AND LENDER:                  PNC BANK, NATIONAL ASSOCIATION

By: _______/s/ Thomas F. Karlov___________________
Name:         Thomas F. Karlov

Title:         Senior Vice President

Annex A to Amendment

Final Version

Annex A to Second Amendment

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS AGENT)

THE LENDERS PARTY HERETO

(AS LENDERS)

WITH

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.

PERMA-PIPE, INC.

PERMA-PIPE CANADA LTD.

(AS BORROWERS)

AND

PERMA-PIPE CANADA, INC.

(AS GUARANTOR)

SEPTEMBER 20, 2018, as amended on December 18, 2020 and September 17, 2021

TABLE OF CONTENTS

Page

I.         DEFINITIONS         1

1.1.         Accounting Terms         1

1.2.         General Terms         2

1.3.         Uniform Commercial Code Terms         38

1.4.         Interpretation         39

1.5.         Certain Matters of Construction         40

1.6.         Permitted Encumbrances         41

II.         ADVANCES, PAYMENTS         41

2.1.         Revolving Advances         41

2.2.         Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances         42

2.3.         [Reserved]         44

2.4.         Swing Loans         44

2.5.         Disbursement of Advance Proceeds         46

2.6.         Making and Settlement of Advances         46

2.7.         Maximum Advances         48

2.8.         Manner and Repayment of Advances         48

2.9.         Repayment of Excess Advances         49

2.10.         Statement of Account         49

2.11.         Letters of Credit         49

2.12.         Issuance of Letters of Credit         50

2.13.         [Reserved]         51

2.14.         Disbursements, Reimbursement         51

2.15.         Repayment of Participation Advances         52

2.16.         Documentation         53

2.17.         Determination to Honor Drawing Request         53

2.18.         Nature of Participation and Reimbursement Obligations         53

2.19.         Liability for Acts and Omissions         55

2.20.         Mandatory Prepayments         56

2.21.         Use of Proceeds         57

2.22.         Defaulting Lender         57

2.23.         Payment of Obligations         60

III.         INTEREST AND FEES         60

3.1.         Interest         60

3.2.         Letter of Credit Fees         61

3.3.         Facility Fee         62

3.4.         Fee Letter         62

3.5.         Computation of Interest and Fees         62

3.6.         Maximum Charges         63

3.7.         Increased Costs         63

3.8.         Alternative Rate of Interest / Basis for Determining Interest Rate Inadequate or Unfair         64

3.9.         Capital Adequacy         66

3.10.         Taxes         66

3.11.         Replacement of Lenders         69

IV.         COLLATERAL: GENERAL TERMS         70

4.1.         Security Interest in the Collateral         70

4.2.         Perfection of Security Interest         70

4.3.         Preservation of Collateral         71

4.4.         Ownership and Location of Collateral         71

4.5.         Defense of Agent’s and Lenders’ Interests         72

4.6.         Inspection of Premises         72

4.7.         Appraisals         72

4.8.         Receivables; Deposit Accounts and Securities Accounts         73

4.9.         Inventory         76

4.10.         Maintenance of Equipment         76

4.11.         Exculpation of Liability         76

4.12.         Financing Statements         76

4.13.         Investment Property Collateral         77

4.14.         Provisions Regarding Certain Investment Property Collateral         77

V.         REPRESENTATIONS AND WARRANTIES         77

5.1.         Authority         78

5.2.         Formation and Qualification         78

5.3.         Survival of Representations and Warranties         78

5.4.         Tax Returns         79

5.5.         Financial Statements         79

5.6.         Entity Names         79

5.7.         O.S.H.A. Environmental Compliance; Flood Insurance         80

5.8.         Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance         80

5.9.         Intellectual Property         82

5.10.         Licenses and Permits         82

5.11.         Default of Indebtedness         82

5.12.         No Default         83

5.13.         No Burdensome Restrictions         83

5.14.         No Labor Disputes         83

5.15.         Margin Regulations         83

5.16.         Investment Company Act         83

5.17.         Swaps         83

5.18.         Business and Property of the Loan Parties         83

5.19.         Ineligible Securities         83

5.20.         Federal Securities Laws         84

5.21.         Equity Interests         84

5.22.         Commercial Tort Claims         84

5.23.         Letter of Credit Rights         84

5.24.         Material Contracts         84

5.25.         Investment Property Collateral         84

5.26.         Certificate of Beneficial Ownership         85

5.27.         Disclosure         85

VI.         AFFIRMATIVE COVENANTS         85

6.1.         Compliance with Laws         85

6.2.         Conduct of Business and Maintenance of Existence and Assets         85

6.3.         Books and Records         85

6.4.         Payment of Taxes         86

6.5.         Financial Covenants         86

6.6.         Insurance         87

6.7.         Payment of Indebtedness and Leasehold Obligations         88

6.8.         Environmental Matters         88

6.9.         Reserved         88

6.10.         Federal Securities Laws         88

6.11.         Execution of Supplemental Instruments         88

6.12.         [Reserved]         89

6.13.         Government Receivables         89

6.14.         Keepwell         89

6.15.         Certificate of Beneficial Ownership and Other Additional Information         89

6.16.         Post-Closing Covenants         89

VII.         NEGATIVE COVENANTS         92

7.1.         Merger, Consolidation and Acquisition         92

7.3.         Creation of Liens         93

7.4.         Guarantees         93

7.5.         Investments         93

7.6.         Loans         94

7.7.         Capital Expenditures         95

7.8.         Dividends and Distributions         95

7.9.         Indebtedness         95

7.10.         Nature of Business         96

7.11.         Transactions with Affiliates         96

7.12.         Subsidiaries         97

7.13.         Fiscal Year and Accounting Changes         97

7.14.         Pledge of Credit         97

7.15.         Amendment of Organizational Documents         97

7.16.         Compliance with ERISA         97

7.17.         Prepayment of Indebtedness         98

7.18.         Holdings         98

7.19.         Inactive Subsidiaries         99

7.20.         Subordinated Loans         99

VIII.         CONDITIONS PRECEDENT         99

8.1.         Conditions to Initial Advances         99

8.2.         Conditions to Each Advance         103

IX.         INFORMATION AS TO THE LOAN PARTIES         103

9.1.         Disclosure of Material Matters         103

9.2.         Schedules         104

9.3.         Environmental Reports         104

9.4.         Litigation         105

9.5.         Material Occurrences         105

9.6.         Government Receivables         105

9.7.         Annual Financial Statements         105

9.8.         [Reserved]         105

9.9.         Monthly Financial Statements         105

9.10.         Other Reports         106

9.11.         Additional Information         106

9.12.         Projected Operating Budget         106

9.13.         Reserved         106

9.14.         Notice of Suits, Adverse Events         106

9.15.         ERISA Notices and Requests         106

9.16.         Additional Documents         107

9.17.         Updates to Certain Schedules         108

X.         EVENTS OF DEFAULT         108

10.1.         Nonpayment         108

10.2.         Breach of Representation         108

10.3.         Financial Information         108

10.4.         Judicial Actions         108

10.5.         Noncompliance         108

10.6.         Judgments         109

10.7.         Bankruptcy         109

10.8.         [Reserved]         109

10.9.         Lien Priority         109

10.10.         [Reserved]         109

10.11.         Cross Default         109

10.12.         Breach of Guaranty, Guarantor Security Agreement or Pledge Agreement         110

10.13.         Change of Control         110

10.14.         Invalidity         110

10.15.         Seizures         110

10.16.         Operations         110

10.17.         Pension Plans         110

10.18.         Anti-Terrorism Laws         110

XI.         LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT         110

11.1.         Rights and Remedies         110

11.2.         Agent’s Discretion         114

11.3.         Setoff         114

11.4.         Rights and Remedies not Exclusive         114

11.5.         Allocation of Payments After Event of Default         115

XII.         WAIVERS AND JUDICIAL PROCEEDINGS         116

12.1.         Waiver of Notice         116

12.2.         Delay         116

12.3.         Jury Waiver         116

XIII.         EFFECTIVE DATE AND TERMINATION         117

13.1.         Term         117

13.2.         Termination         117

XIV.         REGARDING AGENT         117

14.1.         Appointment         117

14.2.         Nature of Duties         118

14.3.         Lack of Reliance on Agent         118

14.4.         Resignation of Agent; Successor Agent         119

14.5.         Certain Rights of Agent         119

14.6.         Reliance         119

14.7.         Notice of Default         120

14.8.         Indemnification         120

14.9.         Agent in its Individual Capacity         120

14.10.         Delivery of Documents         120

14.11.         Loan Parties Undertaking to Agent         120

14.12.         No Reliance on Agent’s Customer Identification Program         121

14.13.         Other Agreements         122

XV.         BORROWING AGENCY         122

15.1.         Borrowing Agency Provisions         122

15.2.         Waiver of Subrogation         123

XVI.         MISCELLANEOUS         123

16.1.         Governing Law         123

16.2.         Entire Understanding         123

16.3.         Successors and Assigns; Participations; New Lenders         126

16.4.         Application of Payments         129

16.5.         Indemnity         129

16.6.         Notice         130

16.7.         Survival         131

16.8.         Severability         131

16.9.         Expenses         131

16.10.         Injunctive Relief         132

16.11.         Consequential Damages         132

16.12.         Captions         132

16.13.         Counterparts; Facsimile Signatures         132

16.14.         Construction         132

16.15.         Confidentiality; Sharing Information         132

16.16.         Publicity         133

16.17.         Certifications From Banks and Participants; USA PATRIOT Act         133

16.18.         Anti-Terrorism Laws         134

16.19.         Acknowledgment and Consent to Bail-In of EEA Financial Institutions         134

XVII.         GUARANTY         135

17.1.         Guaranty         135

17.2.         Waivers         135

17.3.         No Defense         136

17.4.         Guaranty of Payment         136

17.5.         Liabilities Absolute         136

17.6.         Waiver of Notice         137

17.7.         Agent’s Discretion         137

17.8.         Reinstatement         137

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2(a)         Form of Borrowing Base Certificate

Exhibit 1.2(b)         Form of Compliance Certificate

Exhibit 2.1          Form of Revolving Credit Note

Exhibit 2.4         Form of Swing Loan Note

Exhibit 8.1(c)         Form of Financial Condition Certificate

Exhibit 16.3          Form of Commitment Transfer Supplement

Schedules

Schedule 1.1         Commitments

Schedule 1.2          Permitted Encumbrances

Schedule 4.4          Equipment and Inventory Locations; Place of Business, Chief Executive                   Office, Real Property

Schedule 4.8(j)         Deposit and Investment Accounts

Schedule 5.1         Consents

Schedule 5.2(a)          States of Qualification and Good Standing

Schedule 5.2(b)          Subsidiaries

Schedule 5.4         Federal Tax Identification Number

Schedule 5.6          Prior Names

Schedule 5.7          Environmental

Schedule 5.8(b)          Litigation

Schedule 5.8(c)         Indebtedness

Schedule 5.8(e)          Plans

Schedule 5.8(f)          Canadian Plans

Schedule 5.9          Intellectual Property

Schedule 5.10          Licenses and Permits

Schedule 5.14          Labor Disputes

Schedule 5.21         Equity Interests

Schedule 5.22         Commercial Tort Claims

Schedule 5.23         Letter of Credit Rights

Schedule 5.24         Material Contracts

Schedule 7.3          Guarantees

Schedule 7.3          Intercompany Loans

REVOLVING CREDIT AND SECURITY AGREEMENT

Revolving Credit and Security Agreement, dated as of September 20, 2018 (as amended on December 18, 2020 and September 17, 2021), by and among PERMA-PIPE INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Holdings”), PERMA-PIPE, INC., a Delaware corporation (“Perma-Pipe”), PERMA-PIPE CANADA LTD., a company registered in the Province of Alberta, Canada (“Perma-Pipe Canada” and together with Holdings, Perma-Pipe and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), PERMA-PIPE CANADA, INC., a Delaware corporation (“Canada Holdings” and together with certain Affiliates of the Borrowers joined hereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party hereto (together with their respective successors and assigns, collectively, the “Lenders” and each individually a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for Lenders (in such capacity, together with its successors and assigns, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings set forth herein, the Loan Parties, Lenders and Agent hereby agree as follows:

I.    DEFINITIONS.

1.1.    Accounting Terms

. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 hereof or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 hereof to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of the Loan Parties for the fiscal year ended January 31, 2018. Notwithstanding the forgoing, if there occurs after the Closing Date any change in GAAP or in the application thereof that affects in any respect the calculation of any covenant set forth in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and the Loan Parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and the Loan Parties after such change in GAAP or in the application thereof conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP or in the application thereof had occurred and the Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to the Loan Parties both reflecting any applicable changes in GAAP or in the application thereof and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP or in the application thereof. Notwithstanding anything in this Agreement to the contrary, except for provisions relating to the preparation and delivery of financial statements prepared in accordance with GAAP, (x) the term “Capitalized Lease Obligation” shall not include any obligations in respect of operating leases that, as a result of changes in GAAP after the date hereof (including the future phase-in of the effectiveness of any amendments to GAAP that have been adopted as of the Closing Date), would constitute Capitalized Lease Obligations required to be reflected on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, and (y) the determination of whether a lease constitutes an operating lease, on the one hand, or a capital or finance lease, on the other hand, shall be made in accordance with GAAP as in effect on the Closing Date without giving effect to the phase-in effectiveness of any amendments to GAAP that have been adopted as of the Closing Date.

1.2.    General Terms

. For purposes of this Agreement the following terms shall have the following meanings:

“Advance Rates” shall mean the advance rates in respect of Eligible Insured Receivables, Eligible Uninsured Receivables and Eligible Inventory set forth in Section 2.1(a) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of “Overnight Bank Funding Rate”.

“AML Legislation” shall have the meaning set forth in Section 14.12 (b) hereof.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, modified, supplemented or replaced from time to time.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean (a) as of the Second Amendment Effective Date an amount equal to (i) 2.00% per annum for (x) Revolving Advances consisting of LIBOR Rate Loans and (y) Letter of Credit Fees and (ii) 1.00% per annum for (x) Revolving Advances consisting of Domestic Rate Loans, and (y) Swing Loans, and (b) beginning with delivery of a Compliance Certificate for the first full fiscal quarter following the Second Amendment Effective Date evidencing that no Default or Event of Default has occurred, and on the first day of each fiscal quarter thereafter (each an “Applicable Margin Adjustment Date”), the Applicable Margin for each type of Advance and for Letter of Credit Fees shall be adjusted, if necessary, to the applicable percentage per annum set forth in the pricing table below corresponding to the Fixed Charge Coverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the Applicable Margin Adjustment Date:

Level	Fixed Charge Coverage Ratio	Applicable Margins for Domestic Rate Loans	Applicable Margins for LIBOR Rate Loans
1	Less than 1.25 to 1.00	1.50% per annum	2.50% per annum
2	Greater than or equal to 1.25 to 1.00 but less than or equal to 1.75 to 1.00	1.25% per annum	2.25% per annum
3	Greater than 1.75 to 1.00	1.00% per annum	2.00% per annum

If the Loan Parties shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 or 9.9 hereof by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements.

Notwithstanding anything to the contrary set forth herein, (x) no downward adjustment in any Applicable Margin shall be made on any Applicable Margin Adjustment Date on which an Event of Default shall have occurred and be continuing, and (y) immediately and automatically upon the occurrence of an Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by the Loan Parties to Agent pursuant to Section 9.7 or 9.9 hereof (as applicable). Any increase in interest rates and/or Letter of Credit Fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or Letter of Credit Fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.7 or 9.9 hereof) and/or the effectiveness of the Default Rate provisions of Sections 3.1 or Section 3.2 hereof.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Availability Block” shall mean an amount equal to $3,000,000, provided, however, beginning with delivery of a Compliance Certificate for the first full fiscal quarter following the Second Amendment Effective Date and continuing with each delivery of a Compliance Certificate for each fiscal quarter thereafter, the “Availability Block” shall be reduced on a dollar for dollar basis by any amount of EBITDA in excess of the amount of EBITDA required for the Consolidated North American Entities to achieve a Fixed Charge Coverage Ratio – Block of 1.50 to 1.00.

“Average Undrawn Availability” shall mean, for any date of determination, the quotient obtained by dividing (a) the sum of Undrawn Availability for each day during the thirty (30) day period ending on the day immediately preceding such date of determination by (b) thirty (30).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 44 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the Bail-In Legislation Schedule.

“Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Base Rate” shall mean the rate publicly announced by PNC from time to time as its prime rate, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“BDC Priority Agreement” shall mean that certain Priority Agreement by and among the Agent, Perma-Pipe Canada and Business Development Bank of Canada in form and substance acceptable to Agent in its Permitted Discretion whereby Business Development Bank of Canada shall subordinate its rights and security interests to the rights and interest of Agent in all of Perma-Pipe Canada’s inventory, machinery, equipment and accounts receivable.

“Beneficial Owner” shall mean, for each Loan Party, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Loan Party’s Equity Interests and (b) a single individual with significant responsibility to control, manage, or direct such Loan Party.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Banks” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean Holdings.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2(a) hereto duly executed by the President, Chief Financial Officer or Controller of the Borrowing Agent and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day to a Canadian Loan Party, Calgary Alberta, Canada, or the applicable Business Day relating to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Borrower” means Perma-Pipe Canada and any other Borrower formed or registered in a province of Canada.

“Canadian Deposit Accounts” shall mean those certain deposit accounts maintained with Royal Bank of Canada ending in account numbers 7133, 0809 and 6045.

“Canadian Loan Party” means a Canadian Borrower and any other Loan Party formed or registered in a province of Canada.

“Canadian Pension Plan” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by the Canadian Loan Parties for its employees or former employees, but does not include the Canada Pension Plan as maintained by the Government of Canada or the Québec Pension Plan as maintained by the Province of Québec.

“Canadian Pension Termination Event” means (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Canadian Loan Party; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which could reasonably be expected to constitute grounds for the termination of, winding up or partial termination of, winding up or the appointment of trustee to administer, any such plan. “Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures for any period shall include only the principal portion of Capitalized Lease Obligations paid in such period.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Loan Party represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Collateral” shall have the meaning ascribed to it in the Cash Collateral Pledge Agreement.

“Cash Collateral Pledge Agreement” shall mean that certain Deposit Account Assignment and Pledge, dated as of the Closing Date, whereby Holdings shall pledge the Cash Collateral to Agent.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Liabilities” shall mean the indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider). For purposes of this Agreement and all of the Other Documents, all Cash Management Liabilities of any Loan Party owing to any of the Secured Parties shall be “Obligations” hereunder and under the Other Documents, and the Liens securing such Cash Management Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides or arranges for the provision of any of the following products or services to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Loan Party, the certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Loan Party.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date (or, if later, the date a Lender becomes a party hereto), of any of the following (except to the extent merely proposed and not binding): (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean: (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 40% or more of the voting Equity Interests of Holdings; (b) during any period of 12 consecutive months, a majority of the members of the board of directors of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board, (c) the occurrence of any event (whether in one or more transactions) which results in Holdings failing to own directly or indirectly one hundred (100%) percent of the Equity Interests (on a fully diluted basis) of any of the other Loan Parties, except as permitted by the terms of this Agreement, or (d) any merger, consolidation or sale of substantially all of the property or assets in one transaction or a series of related transactions of any Loan Party; provided that neither the sale of the issued and outstanding Equity Interests of a Subsidiary of Holdings that is permitted under the terms of Sections 7.1 and 7.2, nor the consummation of any transaction permitted by this Agreement that causes a Subsidiary to cease to be a Subsidiary of Holdings, shall constitute a Change of Control, it being agreed and understood that if any Subsidiary is a Loan Party, such Subsidiary shall cease to be a Loan Party in all respects upon the consummation of such sale or other transaction.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales (goods and services or harmonized retail sales taxes), use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority or other Governmental Body, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Subsidiaries.

“CIP Regulations” shall have the meaning set forth in Section 14.12 (a) hereof.

“Claims” shall have the meaning set forth in Section 16.5 hereof.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended, modified or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)    all Receivables and all supporting obligations relating thereto;

(b)    all Equipment and fixtures;

(c)    all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto and Intellectual Property and goodwill associated therewith;

(d)    all Inventory;

(e)    all Cash Collateral;

(f)    all Subsidiary Stock, securities, Investment Property, and financial assets;

(g)    all contract rights, rights of payment which have been earned under any contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(h)    all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through and including (g) of this definition; and

(i)    all proceeds and products of the property described in clauses (a) through and including (h) of this definition, in whatever form.

It is the intention of the parties hereto that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against the Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the foregoing and anything to the contrary in any Other Document, Collateral shall not include (a) any Excluded Property and (b) any property or assets in respect of which (x) Agent and the Loan Parties agree the cost of obtaining a security interest in such property or asset is excessive in relation to the value afforded thereby or (y) the granting of a security interest in such property or asset would be prohibited by Applicable Laws.

“Commitments” shall mean the Revolving Commitments.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(b) hereto to be signed by the Chief Financial Officer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state, provincial or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment or in the possession of a Loan Party on consignment, sale or return, or other similar basis.

“Consolidated North American Entities” shall mean collectively, Holdings, Perma-Pipe, Canada Holdings and Perma-Pipe Canada (excluding the financial performance or results of operations of any of their Subsidiaries that are not a Loan Party hereunder).

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Covenant Testing Period” shall mean, with respect to any Covenant Testing Trigger Date, the period (a) that begins on the Covenant Testing Trigger Date and (b) that continues until and through the last day of the first month following the applicable Covenant Testing Trigger Date in which a Covenant Testing Period Termination Date shall occur.

“Covenant Testing Period Termination Date” shall mean, with respect to any Covenant Testing Trigger Date, the first date following such Covenant Testing Trigger Date on which Average Undrawn Availability shall have been equal to or greater than $4,000,000.

“Covenant Testing Trigger Date” shall mean (a) the last day of any consecutive five day period in which Undrawn Availability was less than $3,000,000 on each day in any such period or (b) any day on which Undrawn Availability is less than $2,000,000.

“Covered Entity” shall mean (a) each Loan Party, each Subsidiary of each Loan Party, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Cure Notice” shall have the meaning set forth in Section 6.5(d) hereof.

“Customer” shall mean the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Daily LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Debt Payments” shall mean for any Person for any period, all cash actually expended by such Person to make: (a) interest payments on any Advances during such period, plus (b)  scheduled principal payments required to be made by such Person during such period with respect to debt for borrowed money, including without limitation, Subordinated Loans and Capitalized Lease Obligations.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, any Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Loan Parties or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding an Advance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of (i) an Insolvency Event and/or (ii) a Bail-In Action; or (e) has failed at any time to comply with the provisions of Section 2.6(e) hereof with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Disposition” shall mean, with respect to any particular property or asset (other than cash or Cash Equivalents), the sale, lease, license, exchange, transfer or other disposition (excluding any transfer or disposition for security purposes) of such property or asset, and to “Dispose” of any particular property or asset shall mean to sell, lease, license, exchange, transfer or otherwise dispose (excluding any transfer or disposition for security purposes) of such property or asset.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the last day of the Term (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case, at any time on or prior to the last day of the Term, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are Paid in Full.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“EBITDA” shall mean for any Person for any period of determination, the sum of (a) net income (or loss) of such Person for such period (excluding the results of unusual or infrequently occurring items), plus (b) all interest expense of such Person for such period, plus (c) all charges against income of such Person for such period for federal, state, provincial and local taxes (including franchise taxes imposed in lieu of income taxes), plus (d) all depreciation expenses of such Person for such period, plus (e) all fees, costs and expenses relating to any amortization, acquisition, investment, disposition, incurrence or repayment of debt or equity offering of such Person for such period, plus (f) Repatriated Foreign Cash received during such period, plus (g) Prior Repatriated Foreign Cash received during such period plus (h) all non cash charges, losses or expenses during such period, minus (i) any cash investments or loans made by a Loan Party to any non-Loan Party during such period.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such Other Documents to which such Loan Party is a party).

“Eligible Assignee” shall mean any Person other than (a) natural persons and (b) direct competitors of the Borrowers and/or their Subsidiaries.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Foreign Receivables” shall mean each Receivable of a Borrower arising in the Ordinary Course of Business that would qualify as an Eligible Receivable but for clause (g) of the definition of “Eligible Receivables” and is (a) credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable) (b) supported by other credit support, including, without limitation, letters of credit, reasonably acceptable to Agent.

“Eligible Insured Receivables” shall mean, collectively, (a) each Eligible Receivable of a Borrower that is (x) credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable) or (y) supported by other credit support, including, without limitation, letters of credit, reasonably acceptable to Agent, and (b) Eligible Foreign Receivables.

“Eligible Inventory” shall mean and include Inventory of a Borrower consisting of raw materials and finished goods, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, upon five (5) days’ advance written notice to the Borrowing Agent prior to any purported exclusion from any determination of Eligible Inventory hereunder, shall not deem ineligible Inventory. In addition, Inventory shall not be Eligible Inventory if it:

(a) consists of work in process other than finished work in process;

(b) is not subject to a perfected, first priority Lien in favor of Agent or is subject to any other Liens (other than a Permitted Encumbrance but not any Inventory PMSI);

(c) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof;

(d) constitutes Consigned Inventory;

(e) is the subject of an Intellectual Property Claim;

(f) is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion);

(g) is located outside the United States or the province of Alberta, Canada or at a location that is not otherwise in compliance with this Agreement;

(h) is inbound in transit either within the United States or Canada or from a location outside the United States, in each case to a Customer of such Borrower within the United States or Canada, unless in either case such Inventory is finished work in process subject to a valid contract or order;

(i) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion); or

(j) if the sale of such Inventory would result in a Receivable that is not an Eligible Receivable.

“Eligible Receivables” shall mean and include each Receivable of a Borrower arising in the Ordinary Course of Business, including, without limitation, all job-specific billings to Customers based on contractual terms, reduced by job-specific “billings over cost” amounts carried by a Borrower, relative to the job-specific Receivables with the Customer. Unless excluded by Agent, in its Permitted Discretion, any such Receivable is presumptively an Eligible Receivable unless:

(a)    such Receivable arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b)    such Receivable is due or unpaid more than one hundred twenty (120) days after the original invoice date or sixty (60) days after the original due date;

(c)    such Receivable is due from a Customer with respect to which fifty percent (50%) or more of the Receivables owing from such Customer are not deemed Eligible Receivables hereunder (such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time on at least thirty (30) days prior notice to the Borrowing Agent);

(d)    such Receivable is not subject to Agent’s first priority perfected Lien or is subject to any other Liens (other than Permitted Encumbrances);

(e)    any covenant, representation or warranty set forth in this Agreement with respect to such Receivable has been breached;

(f)    such Receivable is due from a Customer with respect to which an Insolvency Event shall exist;

(g)    the sale giving rise to such Receivable is to a Customer outside the United States of America or a province of Canada, unless such sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(h)    the sale giving rise to such Receivable is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis with the applicable Customer or is evidenced by chattel paper; provided that a transaction giving rise to such a Receivable with standard terms referring to a bill-and-hold arrangement between Perma-Pipe Canada and an applicable Customer shall be an Eligible Receivable if otherwise meeting the criteria therefor notwithstanding this subsection (h);

(i)    Reserved;

(j)    such Receivable is due from a Customer which is the United States of America or Canada, any state or province or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to and in accordance with the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or the Financial Administration Act (Canada) or has otherwise complied with other applicable statutes or ordinances and such assignment is enforceable under Applicable Law;

(k)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer, the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or such Receivable otherwise does not represent a final sale;

(l)    Reserved;

(m)    such Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(n)    the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(o)    any return, rejection or repossession of the merchandise giving rise to such Receivable has occurred or the rendition of services giving rise to such Receivable has been disputed; or

(p)    such Receivable is not payable to a Borrower.

“Eligible Uninsured Receivables” shall mean Eligible Receivables that do not constitute Eligible Insured Receivables.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state, provincial and local environmental, land use, zoning, chemical use, and sanitation Laws relating to the protection of the environment, and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equipment” shall have the meaning given to the term “equipment” in the Uniform Commercial Code.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or unlimited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “Equity Issuer”) or under the Applicable Laws of such Equity Issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited or unlimited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular actions by the applicable Equity Issuer; (iii) all management rights with respect to such Equity Issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable Equity Issuer; (v) in the case of any Equity Interests consisting of the membership/limited/unlimited liability company interests of a managing member in a limited or unlimited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable Equity Issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, managers, general partners or managing members of such Equity Issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable Equity Issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such Equity Issuer, (viii) in the case of any Equity Interests in a partnership or limited or unlimited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time and the rules and regulations promulgated thereunder.

“Erroneous Payment” shall have the meaning given to such term in Section 14.14(a) hereof.

“Erroneous Payment Notice” shall have the meaning given to such term in Section 14.14(b) hereof.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Account” shall mean (a) Excluded Trust Accounts; (b) zero balance disbursement accounts and (c) other deposit accounts maintained in the Ordinary Course of Business containing petty cash amounts that do not exceed at any time $20,000 for any such account and $50,000 in the aggregate for all accounts under this clause (c) other that the Canadian Deposit Accounts.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding the foregoing or any other provision of this Agreement or any Other Document to the contrary, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Loan Parties Loan Parties, but not all of them, the definition of “Excluded Hedge Liability or Liabilities” with respect to each such Loan Party shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Loan Party, and (ii) the particular Loan Party with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean (a) any lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clauses (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of the Loan Parties’ business associated therewith or attributable thereto; (b) any “intent-to-use” application for registration of any trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Loan Party’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law, provided, however, that a security interest in such trademark application (and the resulting registration) is promptly granted to the Agent upon the filing of a Statement of Use or an Amendment to Allege Use, as the case may be; (c) any (i) Equity Interests of any Excluded Subsidiary, and (ii) Equity Interests in joint ventures or any non-wholly-owned Subsidiaries, but only to the extent that the Organizational Documents or other agreements with other equity holders prohibit or restrict the pledge of such Equity Interests (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or any other Applicable Law or principles of equity); (d) any assets of any Loan Party financed by purchase money Indebtedness permitted pursuant to Section 7.9(c) of this Agreement, but only to the extent that the documentation governing such purchase money Indebtedness (or any Lien permitted under Section 7.3 of this Agreement securing such purchase money Indebtedness) prohibits the creation by the applicable Loan Party of a security interest or Lien thereon or requires the consent of any Person, other than a Loan Party, as a condition to the creation of any other security interest or Lien on such property; (e) vehicles and other assets registered under a certificate of title; (f) any “margin stock” (as defined under Regulation U of the Board of Governors of the Federal Reserve System, as amended); (h) letter-of-credit rights (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code ); (g) any commercial tort claims in an amount less than $250,000; and (h) any off-the-shelf software, any shrink-wrap licenses or any other ordinary course licenses in which any Loan Party is a licensee; provided, however, that Excluded Property shall not include, and the security interest granted under Section 4.1 hereof shall attach to any proceeds, substitutions or replacements of any of the assets referred to in clause (a) through (h) above (unless such proceeds, substitutions or replacements would constitute property specifically excluded pursuant to in clauses (a) through (h) above.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is prohibited by applicable law or contract existing on the Closing Date (or, in the case of any newly formed or acquired Subsidiary, in existence at the time of formation or acquisition thereof but not entered into in contemplation hereof) from guaranteeing the Obligations hereunder or if guaranteeing the Obligations hereunder would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained or, if reasonably requested by the Agent, is obtained after commercially reasonable efforts to obtain the same); (b) any other Subsidiary with respect to which, in the reasonable judgment of Holdings in consultation with the Agent, guaranteeing the Obligations hereunder would result in adverse tax consequences; (c) any other Subsidiary with respect to which the Agent and Holdings reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations hereunder shall be excessive in view of the benefits to be obtained by the Lenders therefrom; (d) any U.S. Subsidiary substantially all of the assets of which consist of the Equity Interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code; and (e) any joint ventures if guaranteeing the Obligations hereunder would require third party (other than Holdings and its Subsidiaries) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained or, if reasonably requested by the Agent, is obtained after commercially reasonable efforts to obtain the same.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, any Participant, Swing Loan Lender, any Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e) hereof, except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.10(a) hereof, or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“Excluded Trust Account” shall mean (a) deposit accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local taxes required to be paid to any Governmental Body with respect to employees of any Loan Party or any Subsidiary thereof or (ii) amounts required to be paid over to an employee benefit plan pursuant to U.S. Department of Labor Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Loan Party or any Subsidiary thereof, and (b) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Loan Party or any Subsidiary thereof.

“Existing Credit Agreement” shall mean the Credit and Security Agreement, dated as of September 24, 2014, as heretofore amended, modified and supplemented, by and among the Loan Parties, certain of their Affiliates and BMO Harris Bank, N.A.

“Existing Lenders” shall mean the financial institutions which are parties to the Existing Credit Agreement as lenders.

“Existing Loan Documents” shall mean, collectively, the Existing Credit Agreement and all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.

“Facility Fee” shall have the meaning set forth in Section 3.3 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s overnight federal funds transactions by depositary institutions, as determined in such matter as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Fee Letter” shall mean the fee letter, dated as of the Closing Date, among Borrowers and Agent.

“Financial Covenant Amount” shall have the meaning set forth in Section 6.5(d) hereof.

“Financial Covenant Cure” shall have the meaning set forth in Section 6.5(d) hereof.

“Financial Covenant Default” shall have the meaning set forth in Section 6.5(d) hereof.

“First Amendment Effective Date” shall mean December 18, 2020.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any fiscal period, the ratio of (a) the result of (i) EBITDA for such Person for such period, minus (ii) Unfunded Capital Expenditures made by such Person during such period, minus (iii) distributions (including tax distributions) and dividends made by such Person during such period, minus (iv) cash taxes paid by such Person during such period, to (b) the sum of all Debt Payments made by such Person during such period.

“Fixed Charge Coverage Ratio – Block” shall mean, with respect to any Person for any fiscal period, the ratio of (a) the result of (i) EBITDA for such Person for such period, minus (ii) Unfunded Capital Expenditures made by such Person during such period, minus (iii) distributions (including tax distributions) and dividends made by such Person during such period, minus (iv) cash taxes paid by such Person during such period, minus (v) an amount equal to any reductions of the Availability Block in accordance with the definition therewith, if any, to (b) the sum of all Debt Payments made by such Person during such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Party or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall mean the liabilities of the Loan Parties and their Subsidiaries owing to the provider of a Foreign Currency Hedge. For purposes of this Agreement and all of the Other Documents, all Foreign Currency Hedge Liabilities of any Loan Party or Subsidiary that is party to any Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all of the Other Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Loan Parties are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a U.S. Subsidiary.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state, provincial or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Subsidiaries; provided, however, notwithstanding anything to the contrary in any Other Document, in no event shall any Excluded Subsidiary be required to be a Guarantor.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance reasonably satisfactory to Agent, including Article XVII hereof.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state and provincial Law, and any other applicable Federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Indebtedness” shall mean, as to any Person at any time (without duplication), any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including (i) trade and similar accounts payables and accrued expenses incurred in the Ordinary Course of Business and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the Ordinary Course of Business); (g) all Disqualified Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (i) all indebtedness, obligations or liabilities of the types in clause (a) through (h) above secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; and (i) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (i); provided, notwithstanding the foregoing, “Indebtedness” shall not include: (1) any customary holdback in connection with acquisitions permitted under this Agreement; (2) any obligations of any Loan Party or any Subsidiary thereof in respect of customer advances received and held in the Ordinary Course of Business; (3) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the Ordinary Course of Business; or (4) indebtedness that has been defeased and/or discharged in accordance with its terms by the deposit of cash, cash equivalents and/or securities.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect Parent (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada)), or regulatory restrictions, (b) has had a receiver, interim receiver, receiver and manager, monitor, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, arrangement, wind up, receivership or liquidation of its business appointed for it or has called a meeting of its creditors or has filed for a stay of proceedings, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or ceases operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect Parent by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercompany Subordination Agreement” shall mean that certain Intercompany Subordination Agreement, dated as of the Closing Date, by and among the Loan Parties and their Subsidiaries in favor of Agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall mean the liabilities owing to the provider of any Interest Rate Hedge. For purposes of this Agreement and all of the Other Documents, all Interest Rate Hedge Liabilities of any Loan Party or Subsidiary that is party to any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder and under the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, and the Liens securing such Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Investment” shall mean (a) a transaction or series of transactions resulting in an acquisition or merger, consolidation or combination of a Loan Party or any Subsidiary thereof with another Person; (b) an acquisition of record or beneficial ownership of any Equity Interests of a Person; or (c) a direct or indirect capital contribution to or other investment in a Person.

“Investment Property” shall mean and include, with respect to any Person, all of such Person’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts, and any other asset or right that would constitute “investment property” under the Uniform Commercial Code.

“Issuer” shall mean (a) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (b) any other Lender which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, code, ruling, order, executive order, injunction, writ, decree, with any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purposes of any provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Lenders as security for the Obligations, “Lenders" shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $1,500,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of “LIBOR Rate”.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2(i) [Successor LIBOR Rate Index], a comparable replacement rate determined in accordance with Section 3.8.2), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“LIBOR Termination Date” shall have the meaning set forth in Section 3.8.2(a) hereof.

“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance reasonably satisfactory to Agent, by which Agent is given the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment for security purposes, security interest, lien/adverse right on claim/deemed trust (whether statutory or otherwise), charge, claim or encumbrance, or other security agreement held in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement and any lease (excluding Operating Leases) having substantially the same economic effect as any of the foregoing.

“Lien Waiver Agreement” shall mean an agreement in form and substance reasonably satisfactory to Agent which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral with a value in excess of $200,000 may be located from time to time.

“Loan Party” or “Loan Parties” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Material Adverse Effect” shall mean (a) a material adverse effect on the condition (financial or otherwise), results of operations, assets, business, properties or prospects of the Loan Parties, taken as a whole, (b) a material impairment on any Loan Party’s ability to perform its Obligations under any material Other Document to which it is a party or (c) a material adverse effect upon the Agent’s Liens on the Collateral, the priority of any such Lien or the practical realization of the benefits of (x) the value of the Collateral and (y) Agent’s and each Lender’s material rights and material remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maximum Revolving Advance Amount” shall mean $18,000,000.

“Maximum Swing Loan Advance Amount” shall mean $0.00.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Net Cash Proceeds” shall mean: (a) with respect to any Disposition of Collateral (excluding, for the avoidance of doubt, any issuance of Equity Interests), by any Loan Party or any of its Subsidiaries, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by such Loan Party or Subsidiary pursuant to such Disposition net of (i) the reasonable direct costs related to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account or otherwise withheld pursuant to the documents relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to any Loan Party or receipt thereof by such Loan Party), (iii) Taxes paid or reasonably estimated by any Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) the amount of any reserve established in accordance with GAAP in respect of (A) the sale price of the property or asset subject to such Disposition or (B) indemnification liabilities associated with such property or asset that are retained by the applicable Loan Party, and (v) amounts required to be applied to the repayment of any Indebtedness secured by a Permitted Encumbrance subject to such Disposition, all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and (b) with respect to the issuance of Equity Interests by any Loan Party (except to another Loan Party) or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted under Section 7.9), the excess of (i) the sum of the cash proceeds thereof received by such Loan Party or Subsidiary in connection with such transaction over (ii) all taxes and customary fees, commissions, and other reasonable and customary out-of-pocket expenses, incurred in connection therewith.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean collectively, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Loan Party to Issuers, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of any Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, costs and expenses payable by any Loan Party and any indemnification obligations payable by any Loan Party arising or payable after maturity, or after the filing of any petition or assignment in bankruptcy, or the commencement of any insolvency proceeding, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), arising under or otherwise with respect to this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges, Lender-Provided Foreign Currency Hedges and any Cash Management Products and Services, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated; provided, notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Person, the ordinary course of such Person’s business.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation or amendment, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited or unlimited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Documents” shall mean the Notes, the Perfection Certificate, the Certificate of Beneficial Ownership, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Lender-Provided Interest Rate Hedge any Lender-Provided Foreign Currency Hedge any Cash Management Products and Services, the Intercompany Subordination Agreement and any and all other agreements, instruments and documents, including any subordination or intercreditor or priority agreements, guaranties, pledges, powers of attorney, consents, certificates, acknowledgments, waivers, interest or currency swap agreements or other similar agreements and all other agreements, documents or instruments heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all amendments, modifications, supplements, renewals, extensions, restatements, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, fifty percent (50%) or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall have the meaning set forth in Section 16.3(b) hereof.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment in Full” or “Paid in Full” shall mean, with respect to the Obligations, the payment and satisfaction in full of all of the Obligations (other than contingent indemnification and similar liabilities expressly provided for herein for which a claim has not been made or asserted) in cash or in other immediately available funds; provided that (a) in the case of any Obligations with respect to outstanding Letters of Credit, in lieu of the payment in full in cash, the delivery of cash collateral or a backstop letter of credit in form and substance reasonably satisfactory to the applicable Issuer in an amount equal to 103% of the Maximum Undrawn Amount of all outstanding Letters of Credit shall constitute Payment in Full of such Obligations and (b) in the case of any Obligations with respect to Cash Management Products and Services and any Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, in lieu of the payment in full in cash, the delivery of cash collateral in such amounts as shall be required by the applicable Lender or other arrangements in form and substance reasonably satisfactory to such Lender in respect thereof shall constitute Payment in Full of such Obligations. Notwithstanding the foregoing, in the event that, after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required by Applicable Law to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Loan Party or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group.

“Perfection Certificate” shall mean the information questionnaire and the responses thereto provided by each Loan Party and delivered to Agent.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank or an insurance company; (c) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities; provided, notwithstanding the foregoing, in no event will a Person constitute a Permitted Assignee if it is not also an Eligible Assignee.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment in accordance with customary business practices of Agent for comparable asset-based credit facilities.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of the Secured Parties, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any Subsidiary, or any property of any Loan Party or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not more than 30 days past due or which are being Properly Contested; (g) Liens upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (i) any such Lien shall not encumber any other property of any Loan Party (provided that individual financings under Section 7.9(c) provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by Section 7.9(c)), and (ii) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount permitted in Section 7.7 hereof; (h) other Liens incidental to the conduct of any Loan Party’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Loan Party’s property or assets or which do not materially impair the use thereof in the operation of any Loan Party’s business; (i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of the Loan Parties; and (j) Liens listed on Schedule 1.2 hereto; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.9 hereof) and shall not subsequently apply to any other property or assets of any Loan Party other than the property and assets to which they apply as of the Closing Date.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) Indebtedness incurred for Capital Expenditures permitted in Section 7.7 hereof; (c) any guarantees of Indebtedness permitted under Section 7.4 hereof; (d) any Indebtedness on the Closing Date listed on Schedule 5.8(b) hereto; (e) Indebtedness incurred pursuant to transactions permitted under Sections 7.1 and 7.2 to the extent such Indebtedness is subordinated to the Obligations on terms and conditions satisfactory to Agent in its Permitted Discretion; (f) Indebtedness related to transactions permitted under Section and 7.5; and (g) Hedge Liabilities and Swap Obligations incurred in the Ordinary Course of Business for bona fide hedging purposes and not for speculation.

“Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; and (e) Permitted Loans.

“Permitted Loans” shall mean the extension of trade credit by a Loan Party to its Customers in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited or unlimited liability company, limited or unlimited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Loan Party or any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean (i) that certain Collateral Pledge Agreement, dated as of the Closing Date, by each of Holdings, Perma-Pipe and Canada Holdings in favor of Agent, (ii) the Cash Collateral Pledge Agreement and (iii) any other pledge agreements executed and delivered by any other Person subsequent to the Closing Date to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its Affiliates and their successors and assigns.

“PPSA” means the Personal Property Security Act (Alberta) or any other applicable Canadian federal, territorial or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property (including the Civil Code of Quebec), and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Prior Repatriated Foreign Cash” shall mean cash repatriated prior to the Closing Date from a non-Loan Party Subsidiary that is received by Borrowers.

“Priority Payable” means (a) the full amount of the obligations, liabilities or indebtedness of the Canadian Loan Parties which (i) have a trust, deemed trust or statutory lien imposed to provide for payment or a Lien, choate or inchoate, which by operation of law rank or are capable of ranking senior to or pari passu with Liens securing the Obligations on any Collateral under any Applicable Law or (ii) have a right imposed to provide for payment which by operation of law rank or are capable of ranking senior to or pari passu with the Obligations under any Applicable Law, including, but not limited to, claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), wages, employee withholdings or deductions and vacation pay, severance and termination pay, including pursuant to the Wage Earner Protection Program Act (Canada), government royalties and pension fund obligations under Canadian Pension Plans (including any amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Pension Plan), and (b) the amount equal to the aggregate value of the Inventory of the Canadian Borrowers which the Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the Liens securing the Obligations, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Laws with effect in Canada granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable Canadian jurisdiction.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien, Priority Payables or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien, Priority Payables or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP and the Agent shall have established a Reserve in respect of Priority Payable regarding Perma-Pipe Canada; (c) the non-payment of such Indebtedness or Taxes, or Priority Payables will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or Taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property Taxes that have priority as a matter of applicable state and provincial law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended, modified or supplemented from time to time.

“Real Property” shall mean all right, title and interest of any Loan Party in and to any real property owned, leased or operated by such Loan Party on or after the Closing Date, together with, in each case, all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, all drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Redemption Distribution” shall have the meaning set forth in Section 7.8(c) hereof.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Repatriated Foreign Cash” shall mean cash repatriated following the Closing Date from a non-Loan Party Subsidiary that is received by Borrowers and applied to the Obligations.

“Repatriated Foreign Cash Cure” shall mean cash repatriated following a Financial Covenant Default from a non-Loan Party Subsidiary that is received by Borrowers and applied to the Obligations.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the 30-day notice period is waived.

“Required Contribution Date” shall have the meaning set forth in Section 6.5(d) hereof.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding more than fifty percent (50%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) or (b) after the termination of all of the Commitments, the sum of (x) the outstanding Revolving Advances and Swing Loans plus (y) the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserves” shall mean reserves, including without limitation, in respect of Priority Payables, against the Maximum Revolving Advance Amount or the Formula Amount as Agent may reasonably deem appropriate in its Permitted Discretion.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Revolving Advances” shall mean Advances other than Letters of Credit and the Swing Loan.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, as to any Lender, the Revolving Commitment amount (if any) set forth opposite such Lender’s name on Schedule 1.1 hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Commitment Percentage” shall mean, as to any Lender, the Revolving Commitment Percentage (if any) set forth opposite such Lender’s name on Schedule 1.1 hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin for Revolving Advances and Swing Loans plus the Alternate Base Rate and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin for Revolving Advances plus the LIBOR Rate.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment Effective Date” shall mean September 17, 2021.

“Secured Parties” shall mean, collectively, Agent, Issuers, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Subordinated Loans” shall mean Indebtedness subordinated to the Obligations on terms and conditions satisfactory to Agent in its Permitted Discretion.

“Subordination Agreements” shall mean, collectively, the following (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time): (a) the Intercompany Subordination Agreement and (b) any other subordination agreement on terms and conditions satisfactory to Agent in its Permitted Discretion by and among Agent, any Loan Party and any holder of Indebtedness constituting a Subordinated Loan.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Subsidiary (other than a Foreign Subsidiary), Canada Holdings or Perma-Pipe Canada, 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any Foreign Subsidiary other than Canada Holdings or Perma-Pipe Canada (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 65% (or such greater percentage that, due to a change in an Applicable Law after the Closing Date, (x) could not reasonably be expected to cause the undistributed earnings of such  Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Loan Party and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956‑2(c)(2)).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on any Real Property owned or leased by any Loan Party (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state or provincial law, or any other applicable Federal, state or provincial laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall mean the transactions under or contemplated by this Agreement and the Other Documents.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“U.S. Subsidiary” shall mean a Subsidiary organized under the laws of (a) the United States or any political subdivision thereof, or any agency, department or instrumentality thereof, or (b) any state of the United States.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the outstanding amount of Revolving Advances, minus (c) the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (d) the sum of (i) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date, plus (ii) fees and expenses incurred in connection with the Transactions for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Capital Expenditures” shall mean, as to any Loan Party, without duplication, Capital Expenditures funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, as the same has been, or shall hereafter be, amended, modified, supplemented, renewed, extended or replaced.

“Usage Amount” shall have the meaning set forth in Section 3.3 hereof.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3.    Uniform Commercial Code Terms

. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.    Interpretation. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Effective Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Agent may otherwise determine, and when used to define a category or categories of the Canadian Collateral owned or hereafter acquired by such Person, such terms shall include the equivalent category or categories of property set forth in the Personal Property Security Act (Alberta). In addition, without limiting the foregoing, the terms “accounts”, “chattel paper”, “goods”, “instruments”, “intangibles”, “proceeds”, “securities”, “investment property”, “document of title”, “inventory” and “equipment”, as and when used in the description of Collateral located in Canada shall have the meanings given to such terms in the PPSA. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the “Code”, the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each applicable province of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to “Article 7”, “Article 8” or “Article 9” shall be deemed to refer also to applicable Canadian securities transfer laws, (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, including, without limitation, where applicable, financing change statements, (iv) all references to the United States, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, and (v) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada. For the avoidance of doubt, any requirement herein stating that Perma-Pipe Canada will or must comply with laws, legal requirements or other similar requirement shall only apply to the extent that such laws, legal requirements or other similar requirements are applicable to Perma-Pipe Canada.

To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision. In addition, without limiting the foregoing, the terms “accounts”, “chattel paper”, “goods”, “instruments”, “intangibles”, “proceeds”, “securities”, “investment property”, “document of title”, “inventory” and “equipment”, as and when used in the description of Collateral located in Canada, shall have the meanings given to such terms in the PPSA. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “bailor” and “bailee” shall include references to “depositor” and “depositary”, (h) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (i) any “right of offset”, “right of set-off” or similar expression shall include a “right of compensation”, (j) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (k) an “agent” shall include a “mandatary”, (l) construction liens or similar liens shall include “legal hypothecs”; (m) “joint and several” shall include “solidary”; (n) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (o) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (p) “easement” shall include “servitude”; (q) “priority” shall include “prior claim”; (r) “survey” shall include “certificate of location and plan”; (s) “state” shall include “province”; (t) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.5.    Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, except where the context clearly requires otherwise. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or “to the best of the Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.6.    Permitted Encumbrances

. The inclusion of Permitted Encumbrances and any Liens permitted under Section 7.3 in this Agreement is not intended to subordinate and shall not subordinate any Lien created by any of the security contemplated by this Agreement and the Other Documents to any Permitted Encumbrances or any Liens permitted under Section 7.3.

II.    ADVANCES, PAYMENTS.

2.1.    Revolving Advances

.

(a)    Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender holding a Revolving Commitment, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less Reserves established hereunder or (y) an amount equal to the result of the following (hereinafter, the “Formula Amount”):

(i)    the sum of (a) 85% of Eligible Uninsured Receivables, plus (b) 90% of Eligible Insured Receivables, plus

(ii)    the lesser of (a) 50% of the value of the Eligible Inventory consisting of raw materials and finished goods plus 75% of the value of the Eligible Inventory consisting of finished work in process, and (b) 90% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion exercised in good faith), minus

(iii)    the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv)    the Availability Block, minus

(v)    Reserves established hereunder.

The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a) hereto.

(b)    Sublimits. Revolving Advances against (i) Eligible Inventory shall not exceed $9,000,000 in the aggregate and (ii) Eligible Inventory consisting of slow moving Inventory shall not exceed $700,000 in the aggregate.

(c)    Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances requested by Borrowing Agent. Prior to the occurrence of an Event of Default, Agent shall give Borrowing Agent five (5) days prior written notice of its intention to decrease any of the Advance Rates. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b) hereof.

2.2.    Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances

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(a)    Borrowing Agent on behalf of any Borrower may notify Agent prior to 3:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable. If the Borrowers enter into a separate written agreement with Agent regarding Agent’s auto-advance service, then each Advance made pursuant to such service (including Advances made for the payment of interest, fees, charges or Obligations) shall be deemed an irrevocable request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such auto-advance is made.

(b)    Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $250,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two, three or six months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e) below, there shall not be outstanding more than five (5) LIBOR Rate Loans, in the aggregate at any time.

(c)    Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d)    Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) above or by its notice of conversion given to Agent pursuant to Section 2.2(e) below, as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan as of the last day of the Interest Period applicable to such LIBOR Rate Loan subject to Section 2.2(e) below.

(e)    Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such LIBOR Rate Loan into a Domestic Rate Loan in the same aggregate principal amount, provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a LIBOR Rate Loan or a Domestic Rate Loan, Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the LIBOR Rate Loan(s) or Domestic Rate Loan(s) to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f)    At its option and upon written notice given prior to 3:00 p.m. at least three (3) Business Days prior to the date of such prepayment, Borrowers may, subject to Section 2.2(g) below, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such prepayment. Borrowing Agent shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) below.

(g)    Each Loan Party shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent (together with a request for payment) shall be conclusive absent demonstrable error.

(h)    Notwithstanding any other provision hereof, in the event that any change after the date hereof (or, if later, the date a Lender becomes a party to this Agreement) in any Applicable Law, treaty, regulation or directive, or any change after the date hereof (or, if later, the date a Lender becomes a party to this Agreement) in the interpretation or application thereof by any Governmental Body charged with the administration thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, and so long as such circumstances shall continue, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into Domestic Rate Loans. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent (together with a request for payment) shall be conclusive absent demonstrable error.

(i)         Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Loans

2.3.    [Reserved]

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2.4.    Swing Loans

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(a)    Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the Closing Date to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and re-borrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached as Exhibit 2.4(a) hereto. Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b)    Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)    Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) hereof. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22 hereof) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5.    Disbursement of Advance Proceeds

. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of the Loan Parties to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Section 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request or deemed request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and re-borrowing, all in accordance with the terms and conditions hereof.

2.6.    Making and Settlement of Advances

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(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22 hereof). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)    Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) hereof and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a) hereof, Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2 hereof, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c)    Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) hereof and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that would have been applicable to such Revolving Advance had such Lender made such amount available to Agent. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowers with respect to any amounts owing under this subsection (c) shall be conclusive, in the absence of demonstrable error.

(d)    Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22 hereof, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c) hereof.

(e)    If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7.    Maximum Advances

. Notwithstanding anything to the contrary set forth in Section 2.1(a) or otherwise in this Agreement, the aggregate principal amount of Revolving Advances and Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.8.    Manner and Repayment of Advances

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(a)    The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22 hereof).

(b)    Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent in Agent’s Permitted Discretion and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. The Loan Parties further agree that there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h) hereof.

(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)    Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

2.9.    Repayment of Excess Advances

. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans, and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10.    Statement of Account

. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of demonstrable error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent demonstrable error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11.    Letters of Credit

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(a)    Subject to the terms and conditions hereof, the applicable Issuer shall issue or cause the issuance of standby and commercial letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions for Letters of Credit provided for in Section 2.1(a) hereof). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b)    Notwithstanding any provision of this Agreement, no Issuer shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain  such Issuer from issuing any Letter of Credit, or any Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date, and which such Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally.

2.12.    Issuance of Letters of Credit

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(a)    Borrowing Agent, on behalf of any Borrower, may request any Issuer to issue or cause the issuance of a Letter of Credit by delivering to such Issuer, with a copy to Agent at the Payment Office, prior to 10:00 a.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the reasonable satisfaction of Agent and such Issuer; and, such other certificates, documents and other papers and information as Agent or such Issuer may reasonably request. No Issuer shall issue any requested Letter of Credit if such Issuer has received notice from Agent that one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.

(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term (unless collateralized by cash or a standby letter of credit, in an amount acceptable to the Issuer and issued by a financial institution acceptable to Issuer). Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by the applicable Issuer, and each commercial Letter of Credit shall be subject to the UCP.

(c)    Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13.    [Reserved]

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2.14.    Disbursements, Reimbursement

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(a)    Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuer will promptly notify Agent and Borrowing Agent. To the extent Borrowing Agent has received such notice prior to 12:00 noon, Borrowers shall reimburse such Issuer in an amount equal to the amount so paid by such Issuer (such obligation to reimburse such Issuer shall sometimes be referred to as a “Reimbursement Obligation”) prior to 4:00 p.m., on each date that an amount is paid by such Issuer under such Letter of Credit (each such date, a “Drawing Date”) and if such notice is received after 12:00 noon, prior to 12:00 noon on the next Business Day. In the event Borrowers fail to reimburse such Issuer for the full amount of any drawing under any Letter of Credit by such time-frames, such Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 hereof are then satisfied or the Revolving Commitments have been terminated for any reason) as provided for in Section 2.14(c) below. Any notice given by any Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)    Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) above make available to the applicable Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22 hereof) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d) hereof) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of the applicable Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and the applicable Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or such Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in this Section 2.14(c) until and commencing from the date of receipt of notice from Agent or such Issuer of a drawing.

(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b) hereof, because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) hereof shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e)    Each Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuers cease to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncanceled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15.    Repayment of Participation Advances

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(a)    Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lenders holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22 hereof, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)    If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.15(a) hereof in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16.    Documentation

. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17.    Determination to Honor Drawing Request

. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18.    Nature of Participation and Reimbursement Obligations

. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)    the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14 hereof;

(iii)    any lack of validity or enforceability of any Letter of Credit;

(iv)    any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi)    payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)    any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have provided Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)    the occurrence of any Material Adverse Effect;

(x)    any breach of this Agreement or any Other Document by any party thereto;

(xi)    the occurrence or continuance of an insolvency proceeding or any Insolvency Event with respect to any Loan Party;

(xii)    the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)    the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19.    Liability for Acts and Omissions

.

(a)    As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)    Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.

2.20.    Mandatory Prepayments

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(a)    Subject to Section 7.2 hereof, upon the receipt by any Loan Party of the proceeds of any sale or other Disposition of any Collateral (other than in the case of Dispositions permitted by Section 7.2 (a), (c), (f) and (g)(x)), Borrowers shall prepay the Advances in an amount equal to the Net Cash Proceeds of such sale or other Disposition, such prepayments to be made promptly but in no event more than two (2) Business Days following receipt of such Net Cash Proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale or other Disposition otherwise prohibited by the terms and conditions hereof. Such prepayments shall be applied to the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such prepayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof; provided, further, notwithstanding anything to the contrary in this Agreement or any Other Document (including Section 4.8(h) hereof), if (i) the Borrowing Agent shall deliver a certificate to the Agent at or promptly following the time of receipt of any amount that would otherwise constitute Net Cash Proceeds of a Disposition of Collateral setting forth the intent of a Loan Party to reinvest such Net Cash Proceeds in productive assets or businesses within 180 days of receipt of such proceeds (the “Investment Period”) and (ii) no Event of Default shall have occurred and shall be continuing at the time of the delivery of such certificate, all such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such Investment Period (or, if a Loan Party commits to reinvest such proceeds within such Investment Period, within 180 days of the end of such Investment Period), at which time such proceeds shall be deemed to be Net Cash Proceeds; provided further that any such proceeds shall be deposited into a Depository Account under the control of Agent during such Investment Period.

(b)    In the event of any issuance or other incurrence of Indebtedness (other than Indebtedness permitted under Section 7.9) by the Loan Parties or the issuance of any Equity Interests by any Loan Party (except to another Loan Party), the Borrowers shall, no later than one (1) Business Day after the receipt by such Loan Party of (i) the Net Cash Proceeds from any such issuance or incurrence of Indebtedness or (ii) the Net Cash Proceeds of any issuance of such Equity Interests, as applicable, prepay the Advances in an amount equal to (x) one hundred percent (100%) of such Net Cash Proceeds in the case of such incurrence or issuance of Indebtedness and (y) one hundred percent (100%) of such Net Cash Proceeds in the case of such issuance of Equity Interests.

(c)    All proceeds received by Borrowers or Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Borrowers, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof.

(d)    Borrowers shall prepay the outstanding amount of the Advances with, and immediately upon, receipt of any Repatriated Foreign Cash.

(e)    Borrowers may, at any time and from time to time, prepay the principal of any Revolving Advances, in whole or in part, without premium or penalty.

2.21.    Use of Proceeds

.

(a)    Borrowers shall apply the proceeds of Advances to (i) the repay the Indebtedness owing to the Existing Lenders under the Existing Loan Documents, (ii) pay fees and expenses relating to the Transactions, (iii) partially fund capital expenditures and (iv) provide for their working capital needs and other corporate purposes and reimburse drawings under Letters of Credit.

(b)    Without limiting the generality of Section 2.21(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Loan Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22.    Defaulting Lender

.

(a)    Notwithstanding anything to the contrary set forth herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)    except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(i)    fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(ii)    if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A)    Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) hereof for so long as such Obligations are outstanding;

(C)    if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) hereof with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D)    if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) hereof shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E)    if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) hereof with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iii)    so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)    A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b) hereof.

(d)    Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)    In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f)    If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23.    Payment of Obligations

. Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9 hereof) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h) hereof, and (iii) any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

III.    INTEREST AND FEES.

3.1.    Interest

. Interest on Advances shall be payable in arrears (a) on the first Business Day of each month with respect to Domestic Rate Loans, (b) with respect to LIBOR Rate Loans having an Interest Period of one, two or three months, at the end of the applicable Interest Period, and (c) with respect to LIBOR Rate Loans having an Interest Period of six months, at the end of each three month period during such Interest Period, provided that all accrued and unpaid interest shall be due and payable at the end of the Term. Notwithstanding the foregoing, interest accruing on Domestic Rate Loans from the Closing Date until the last day of the month in which the Closing Date occurs (the “Closing Month”), shall be payable on the last day Business Day of the month following the Closing Month. Interest charges shall be computed on the actual principal amount of Advances outstanding during the applicable month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans, (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the Closing Date, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (as applicable, the “Default Rate”).

3.2.    Letter of Credit Fees

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(a)    Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the aggregate daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the aggregate daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b)    At any time following the occurrence and during the continuance of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or on the last day of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20 hereof), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and three percent (103%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) Payment in Full of all of the Obligations; (y) expiration or satisfactory collateralization of all Letters of Credit; and (z) termination of the Commitments and of this Agreement (other than those provisions that by their terms survive termination). Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3.    Facility Fee

. If, for any day in each calendar quarter during the Term, the daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit (the “Usage Amount”) for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to one-quarter of one percent (0.25%) per annum on the amount by which the Maximum Revolving Advance Amount on such day exceeds such Usage Amount (the “Facility Fee”). The Facility Fee shall be payable to Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter and on the last day of the Term with respect to the period ending on the last day of the Term.

3.4.    Fee Letter

. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5.    Computation of Interest and Fees

. Interest and fees hereunder shall be computed on the basis of a year of 360 days (or, in the case of Domestic Rate Loans, a year of 365/366 days) and for the actual number of days elapsed. Notwithstanding, anything in this Agreement or any Other Document to the contrary, if any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension. Any rate that is calculated with reference to a period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying that rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period. Each of the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not the basis of effective yearly rates of or any basis that gives effect to the principle of deemed reinvestment of interest. Each of the Loan Parties confirms that they fully understand and are able to calculate the rate of interest applicable to the Loans based on the methodology for calculating per annum rates provided for in this Agreement. Each of the Loan Parties hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Loan Parties as required pursuant to Section 4 of the Interest Act (Canada).

3.6.    Maximum Charges

. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (a) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (b) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (c) if then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.    Increased Costs

. In the event that any Change in Law or compliance after the Closing Date by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)    subject Agent, Swing Loan Lender, any Lender or any Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or such Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 hereof and the imposition of, or any change in the rate of, any Excluded Taxes payable by Agent, Swing Loan Lender, such Lender or such Issuer);

(b)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by any Lender; or

(c)    impose on any Lender any other condition affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that such Lender deems to be material, then within 10 Business Days after written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent) to the Borrowing Agent, so long as such demand is substantially consistent with demands made by such Lender with similarly situated customers of such Lender under agreements having provisions similar to this Section 3.7, pay such Lender such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be.

3.8.    Alternate Rate of Interest

3.8.1    Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)    reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(b)    Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan;

(c)    the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d)    the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. (New York time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8.2         Benchmark Replacement Setting.

(a)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Other Documents (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” for purposes of this Section 3.8.2), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders.

(b)         Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(c)         Notices; Standards for Decisions and Determinations. Agent will promptly notify the Borrowing Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section 3.8.2.

(d)         Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Other Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)         Benchmark Unavailability Period. Upon the receipt by Borrowing Agent of notice of the commencement of a Benchmark Unavailability Period, the Borrowing Agent may revoke any request for a Loan bearing interest based on USD LIBOR, conversion to or continuation of Loans bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Domestic Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(f)         Secondary Term SOFR Conversion. Notwithstanding anything to the contrary herein or in any Other Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Other Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document; and (ii) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this subsection (f) shall not be effective unless Agent has delivered to the Lenders and the Borrowing Agent a Term SOFR Notice.

(g)         Certain Defined Terms. As used in this Section, the following terms shall have the following meanings:

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (d) of this Section 3.8.2, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.

“Benchmark” shall mean, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (a) of this Section 3.8.2.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(3)    the sum of: (a) the alternate benchmark rate that has been selected by Agent and the Borrowing Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment;

provided that, in the case of clause (1) above, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Agent:

a.    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive value, a negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

b.    the spread adjustment (which may be a positive value, a negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive value, a negative value or zero) that has been selected by Agent and the Borrowing Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lockbox periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(1)          in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenor of such Benchmark (or such component thereof); or

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3)    in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowing Agent pursuant to this Section 3.8.2, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)         a public statement or publication of information by a Governmental Body having jurisdiction over Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Body having jurisdiction over Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section 3.8.2 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section 3.8.2.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” shall mean, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)    a notification by Agent to (or the request by the Borrowing Agent to Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR, or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by Agent and the Borrowing Agent to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to the Lenders.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by Agent in its reasonable discretion.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by Agent to the Lenders and the Borrowing Agent of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean the determination by Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with this Section 3.8.2 that is not Term SOFR.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” shall mean the London interbank offered rate for U.S. dollars.

3.9.    Capital Adequacy.

(a)    In the event that any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Issuer or any Lender and the office or branch where Agent, Swing Loan Lender, any Issuer or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) or its Parent shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s or its Parent’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender, such Issuer or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s, such Issuer’s and such Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender or its Parent to be material, then, within 10 Business Days after written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent) to the Borrowing Agent, so long as such demand is substantially consistent with demands made by such Lender with similarly situated customers of such Lender under agreements having provisions similar to this Section 3.9, the Borrowers shall pay to such Issuer or such Lender such additional amount or amounts as will compensate such Lender or its Parent for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender, such Issuer or such Lender may use any reasonable averaging or attribution methods.

3.10.    Taxes.

(a)    Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, any Lender, any Issuer or any Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)    Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)    Each Borrower shall indemnify Agent, Swing Loan Lender, each Lender, each Issuer and any Participant, within ten (10) Business Days after written demand therefor accompanied by a reasonably detailed invoice, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, such Issuer or such Participant, as the case may be, and any penalties, interest and reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or an Issuer, shall set forth in reasonable detail the amount so demanded and shall be conclusive absent demonstrable error.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i)    two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)    two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN or W-8BEN-E,

(iv)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(v)    To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f)    If a payment made to a Lender, Swing Loan Lender, Participant, Issuer or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Taxes imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, such Participant, such Issuer or Agent shall deliver to Agent (in the case of Swing Loan Lender, a Lender, a Participant or an Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, such Participant, such Issuer or Agent has complied with such applicable reporting requirements.

(g)    If Agent, Swing Loan Lender, a Lender, a Participant or an Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall promptly pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all reasonable and documented out-of-pocket expenses of Agent, Swing Loan Lender, such Lender, such Participant, or such Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, such Participant or such Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, such Participant or such Issuer in the event Agent, Swing Loan Lender, such Lender, such Participant or such Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, any Participant or any Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.11.    Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, (d) denies any consent requested by Agent pursuant to Section 16.2(b) hereof or (e)(i) has (or its direct or indirect Parent has) become the subject of a Bail-In Action or any case or other proceeding in which a Bail-In Action may occur, or (ii) is an EEA Financial Institution that is rated lower than BBB- by S&P and lower than Baa3 by Moody’s, then Borrowers may, within ninety (90) days of receipt of such demand or written notice of a circumstance entitling Borrowers to exercise their rights under this Section 3.11, by notice in writing to Agent and such Affected Lender, (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage, and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender. Notwithstanding any other provision of this Agreement to the contrary, if a Lender has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur) (each, a “Bail-In Lender”), then the Borrowing Agent may terminate such Bail-In Lender’s Revolving Commitment hereunder, provided that (w) no Default or Event of Default shall have occurred and be continuing at the time of such Revolving Commitment termination, (x) in the case of a Bail-In Lender, the Borrowing Agent shall concurrently terminate the Revolving Commitment of each other Lender that is a Bail-In Lender at such time, (y) the Agent and the Required Lenders shall have consented to each such Revolving Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of the Borrowing Agent and its Subsidiaries) and (z) such Bail-In Lender shall have been paid all amounts then due to it under this Agreement and the Other Documents (which, for the avoidance of doubt, the Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Revolving Commitment that concurrently is being terminated under this Section 3.11)).

3.12.         Demand Period. Notwithstanding anything to the contrary in this Agreement, the Loan Parties shall not be required to compensate the Agent, any Lender, any Issuer or any other Person pursuant to Section 3.7, 3.9 or 3.10 hereof for any amount incurred more than 180 days prior to the date that the Agent, such Lender or such Issuer, as applicable, demands compensation under Section 3.7, 3.9 or 3.10, as applicable, except that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

IV.    COLLATERAL: GENERAL TERMS

4.1.    Security Interest in the Collateral

. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wherever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest to the extent required by GAAP. Each Loan Party shall provide Agent with written notice of all commercial tort claims constituting Collateral promptly upon the occurrence of any events giving rise to any such claims (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claims, the events out of which such claims arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claims have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2.    Perfection of Security Interest

. Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than any Liens permitted under Section 7.3, (b) obtaining Lien Waiver Agreements, (c) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (d) entering into warehousing, lockbox, blocked account, customs and freight agreements and other custodial arrangements satisfactory to Agent, and (e) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code and PPSA in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Borrowing Agent’s option, shall be promptly paid by the Loan Parties to Agent.

4.3.    Preservation of Collateral

. During the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or Equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Real Property owned or leased by any Loan Party. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may reasonably direct. All of the Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Borrowing Agent’s option, shall be promptly paid by the Loan Parties to Agent.

4.4.    Ownership and Location of Collateral

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(a)    With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority Lien upon each and every item of its respective Collateral to Agent; and, except for Liens permitted under Section 7.3, the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) except with respect to Inventory and Equipment at trade shows, in transit, out for repair, or otherwise temporarily located elsewhere in the Ordinary Course of Business, each Loan Party’s Equipment and Inventory shall be located as set forth on Schedule 4.4 hereto, as such Schedule may be updated from time to time, and shall not be removed from such locations except upon giving not less than thirty (30) days’ prior written notice to Agent.

(b)    Except as otherwise permitted by this Agreement and except with respect to Inventory, Equipment and other Collateral at trade shows, in transit, out for repair, or otherwise temporarily located elsewhere in the Ordinary Course of Business, (i) there is no location at which any Loan Party has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.4 hereto; (ii) Schedule 4.4 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored, and none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which Real Properties are owned and which are leased, together with the names and addresses of any landlords or other third parties in possession, custody or control of any Collateral.

4.5.    Defense of Agent’s and Lenders’ Interests

. Until (a) the Payment in Full of all of the Obligations and (b) termination of the Commitments and termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.2 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except as permitted under Section 7.3, any part of the Collateral. Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations following the occurrence of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6.    Inspection of Premises

. At all reasonable times during normal business hours and as often as Agent shall elect in its Permitted Discretion, and so long as no Default or Event of Default exists following reasonable advance notice, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Agent, any Lender and their agents may enter upon any premises of any Loan Party at any time normal during business hours and as often as Agent shall elect in its Permitted Discretion, and so long as no Default or Event of Default exists following reasonable advance notice, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business.

4.7.    Appraisals

. Agent may at Borrowers sole cost and expense, in its Permitted Discretion, (but no more than once during any twelve (12) month period unless an Event of Default shall have occurred and be continuing), at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of the Loan Parties’ assets, subject to reasonable notice and business hours, and unless an Event of Default shall have occurred and be continuing, Agent shall consult with Borrowing Agent as to the identity of any such firm. In the event the value of the Loan Parties’ assets, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, the Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances. So long as no Default or Event of Default exists, the Borrowers liability for the reasonable and documented fees and out-of-pocket costs and expenses in connection with such appraisal shall be limited to one (1) appraisal during any twelve (12) month period conducted pursuant to this Section 4.7 which shall be paid for on written demand therefor accompanied by a reasonably detailed invoice, in full and without deduction, off-set or counterclaim by Borrowers.

4.8.    Receivables; Deposit Accounts and Securities Accounts

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(a)    Each of the Receivables shall be a bona fide and valid account representing a bona fide obligation, liability or debt incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created.

(b)    Each Customer, to each Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who such Loan Party knows are not solvent, such Loan Party has set up on its books and in its financial records appropriate reserves adequate to cover such Receivables.

(c)    Each Loan Party’s chief executive office is located as set forth on Schedule 4.4 hereto. Until written notice is given to Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)    The Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Accounts and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) hereof or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds for any substantial period of time or use the same except to pay the Obligations, and shall as soon as possible and in any event no later than two (2) Business Days after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts and/or Depository Accounts; provided, no such transfer from any Canadian Deposit Account shall be due or required except to the extent contemplated by Section 4.8(h) below. Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon reasonable request by Agent, promptly deliver to Agent, in original form, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)    At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)    Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral received by Agent; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to (x) cause a Borrower to send verifications of Receivables to any Customer or verify Receivables of a Customer in any other manner reasonably acceptable to the Agent and (y) after the occurrence and during the continuation of a Default or an Event of Default, send verifications of Receivables to any Customer in the Borrower’s name; (D) to sign such Loan Party’s name on all agreements, documents or instruments deemed necessary or reasonably appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for the Loan Parties; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g)    Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, except in the case of bad faith, gross negligence or willful misconduct have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h)    Except for amounts retained in Excluded Deposit Accounts in accordance with this Agreement and, until the conditions set forth in Section 6.16(g) below are satisfied, the Canadian Deposit Accounts, all proceeds of Collateral shall be deposited by the Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (each a “Blocked Account” and collectively the “Blocked Accounts”) established at a bank or banks as may be acceptable to Agent (each such bank, a “Blocked Account Bank” and collectively, “Blocked Account Banks”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Except in respect of Excluded Deposit Accounts, each applicable Loan Party, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance reasonably satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis or at other times acceptable to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to an appropriate account at Agent, provided, however, that notwithstanding any provision of this Agreement to the contrary, no such deposit account control agreement shall be required for the Canadian Deposit Accounts other than as contemplated by Section 6.16(g) below, and provided further, that Borrowers shall cause funds deposited into the Canadian Deposit Accounts to be swept to Agent each day to the extent that the aggregate amount of all funds contained in the Canadian Deposit Accounts exceeds $500,000. All funds deposited in the Blocked Accounts, Depository Accounts, Canadian Deposit Accounts and Excluded Deposit Accounts (other than the Excluded Trust Accounts) shall immediately become subject to the security interest of Agent, for its own benefit and the ratable benefit of the Secured Parties. Borrowing Agent shall obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall promptly apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b) hereof) in such order as Agent shall determine in its sole discretion, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances. The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements contemplated herein is a contractual right provided to the Agent and the Lenders hereunder in order for the Agent and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, the Agent and Lenders are relying on the Loan Parties’ acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to them and in particular that any accommodations of credit are being provided by the Agent and Lenders strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder and the Loan Parties hereby further acknowledge, confirm and agree that the Agent and Lenders shall have the contractual right to continue to apply the contemplated cash management arrangements contemplated herein notwithstanding any default, under this Agreement or any stay of proceedings or filing in connection with any Insolvency Proceeding as a matter of, and shall be considered and deemed to be a matter of, replacing and monitoring the Agent’s and Lenders’ Collateral and not as an enforcement of any of their security or Liens.

(i)    No Loan Party will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend in any material respect the time for payment thereof) or accept any material returns of merchandise or grant any additional material discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.

(j)    All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(j) hereto. Except for Excluded Deposit Accounts, no Loan Party shall open any new deposit account, securities account or investment account with a bank, depository institution or securities intermediary other than Agent unless (i) the Loan Parties shall have provided prior notice thereof to the Agent and (ii) if required by Agent in its sole discretion, such bank, depository institution or securities intermediary, each applicable Loan Party and Agent shall first have entered into an account control agreement in form and substance reasonably satisfactory to Agent and sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

4.9.    Inventory

. To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, modified or supplemented, and all rules, regulations and orders thereunder.

4.10.    Maintenance of Equipment

. The Loan Parties’ Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of its Equipment shall be maintained and preserved in all material respects.

4.11.    Exculpation of Liability

. Nothing set forth herein shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.12.    Financing Statements

. Except with respect to the financing statements filed by Agent, the financing statements described on Schedule 1.2 hereto, and any financing statements filed in connection with Liens permitted under Section 7.3, no valid and effective financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

4.13.    Investment Property Collateral.

(a)    Each Loan Party has the right to transfer all Investment Property owned by such Loan Party free of any Liens other than Liens permitted under Section 7.3 and will use commercially reasonable efforts to defend its title to the Investment Property against the claims of all Persons. Each Loan Party shall ensure that each operating agreement, limited partnership agreement and any other similar agreement permits Agent’s Lien on the Equity Interests of wholly-owned Subsidiaries (other than Foreign Subsidiaries) arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder.

(b)    Each Loan Party shall, if the Investment Property includes securities or any other financial or other asset maintained in a securities account, cause the custodian with respect thereto to execute and deliver a notification and control agreement or other applicable agreement reasonably satisfactory to Agent in order to perfect and protect Agent’s Lien in such Investment Property.

(c)    Except as set forth in Article XI hereof, (i) the Loan Parties will have the right to exercise all voting rights with respect to the Investment Property and (ii) the Loan Parties will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property to the extent otherwise permitted under this Agreement. In the event any additional Equity Interests constituting Collateral are issued to any Loan Party as a stock dividend or distribution or in lieu of interest on any of the Investment Property, as a result of any split of any of the Investment Property, by reclassification or otherwise, any certificates evidencing any such additional shares will be delivered to Agent within ten (10) Business Days and such shares will be subject to this Agreement and a part of the Investment Property to the same extent as the original Investment Property.

4.14.    Provisions Regarding Certain Investment Property Collateral. The operating agreement or limited partnership agreement (as applicable) of any Subsidiary (other than a Foreign Subsidiary) of any Loan Party hereafter formed or acquired that is a limited liability company or a limited partnership and whose Equity Interests are pledged under this Agreement or the Other Documents, shall contain the following language (or language to the same effect): “Notwithstanding anything to the contrary set forth herein, no restriction upon any transfer of membership interests set forth herein shall apply, in any way, to the pledge by any member of a security interest in and to its membership interests to PNC Bank, National Association, as agent for certain lenders, or its successors and assigns in such capacity (any such person, “Agent”), or to any foreclosure upon or subsequent disposition of such membership interests by Agent. Any transferee or assignee with respect to such foreclosure or disposition shall automatically be admitted as a member of the Company and shall have all of the rights of the member that previously owned such membership interests.”

V.    REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1.    Authority

. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances and other Liens permitted under Section 7.3 upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound.

5.2.    Formation and Qualification

.

(a)    Each Loan Party is duly incorporated or formed, as applicable, and in good standing (or equivalent status) under the laws of the jurisdiction listed on Schedule 5.2(a) hereto and is qualified to do business and is in good standing ( or equivalent status) in the jurisdiction listed on Schedule 5.2(a) hereto which constitute all jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect on such Loan Party. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents.

(b)    The only Subsidiaries of the Loan Parties as of the Closing Date are listed on Schedule 5.2(b) hereto. Schedule 5.2(b) hereto sets forth, as of the Closing Date, a true, complete and correct list of all Equity Interests held by Holdings and each Loan Party in each of its Subsidiaries and (ii) includes true, correct and complete copies of all certificates evidencing all Equity Interests held by Holdings and each Loan Party in each of its Subsidiaries.

5.3.    Survival of Representations and Warranties

. All representations and warranties of such Loan Party in this Agreement and the Other Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.    Tax Returns

. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4 hereto. Each Loan Party has filed all federal, state, provincial and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable except any such taxes, assessments, fees and other charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its respective books.

5.5.    Financial Statements

.

(a)    The pro forma balance sheet of the Loan Parties as of July 31, 2018 on a consolidated and consolidating basis (the “Pro Forma Balance Sheet”) delivered to Agent prior to the Closing Date reflects the consummation of the Transactions and is accurate, complete and correct in all material respects and fairly reflects in all material respects the financial position of the Borrowing Agent and its Subsidiaries as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP (subject to good faith year-end audit adjustments and the absence of footnotes). The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrowing Agent.

(b)    The twelve-month cash flow and balance sheet projections of the Loan Parties on a consolidated and consolidating basis, dated on or about August 17, 2018 (the “Projections” and together with the Pro Forma Balance Sheet, collectively, the “Pro Forma Financial Statements”) delivered to Agent prior to the Closing Date are based on good faith estimates and assumptions believed by the Loan Parties to be reasonable as of the date of the Projections.

(c)    The audited consolidated and consolidating balance sheets of the Loan Parties, and such other Persons described therein, as of January 31, 2018, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of audit by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in GAAP or in the application of GAAP to which such accountants concur) and present fairly the financial position of the Loan Parties at such date and the results of their operations for such period. The unaudited consolidated and consolidating balance sheets of the Loan Parties, and such other Persons described therein, as of July 31, 2018, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, present fairly the financial position of the Loan Parties at such date and the results of their operations at such date.

(d)    Since January 31, 2020, there has been no Material Adverse Effect (excluding, for the avoidance of doubt, changes or effects directly arising from the impact of the COVID-19 pandemic, as described in Holdings’ Annual Report on Form 10-K filed with the SEC on April 21, 2020 and Holdings’ Quarterly Reports on Form 10-Q filed with the SEC on June 9, 2020 and September 9, 2020).

5.6.    Entity Names

. No Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except, as of the Closing Date, as set forth on Schedule 5.6 hereto, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.    O.S.H.A. Environmental Compliance; Flood Insurance

.

(a)    Except as set forth on Schedule 5.7 hereto, each Loan Party is in material compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in material compliance with, as applicable the Federal Occupational Safety and Health Act, and applicable Environmental Laws and there are no outstanding material citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)    Except as set forth on Schedule 5.7 hereto, each Loan Party has been issued all material federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c)    Except as set forth on Schedule 5.7 hereto: (i) there have been no material releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Loan Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) all of the Real Property owned, leased or occupied by any Loan Party has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party on any Real Property owned, leased or occupied by any Loan Party, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.

(d)    All Real Property owned by the Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates. As applicable, each Loan Party has taken all actions required under the Flood Laws and/or reasonably requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage or deed of trust in favor of Agent, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8.    Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance

.

(a)    On a consolidated basis, (i) immediately after giving effect to the Transactions, the Loan Parties will be solvent, able to pay their debts as they mature, (ii) immediately after giving effect to the Transactions, the Loan Parties will have capital sufficient to carry on their business and all businesses in which they are about to engage, (iii) as of the Closing Date, the fair present saleable value of the assets of the Loan Parties, calculated on a going concern basis, are in excess of the amount of their liabilities, and (iv) subsequent to the Closing Date, the fair saleable value of the assets of the Loan Parties (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b)    Except as disclosed in Schedule 5.8(b) hereto, no Loan Party has any pending or threatened (in writing) litigation, arbitration, actions or proceedings against any Loan Party that would reasonably be expected to result in an Event of Default.

(c)    No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(c) hereto and (ii) Indebtedness otherwise permitted under Section 7.9 hereof.

(d)    Each Loan Party is in material compliance with the requirements of all applicable statutes, laws, rules, regulations and ordinances and applicable orders of any court, Governmental Body or arbitration board or tribunal, except in such instances in which (a) such requirement of statute, law, rule, regulation, ordinance or order is being Properly Contested or (b) failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(e)    Except to the extent not material: (i) No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(e) hereto; (ii) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws; (iii) Each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (iv) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (v) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (vi) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (vii) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (viii) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (ix) neither any Loan Party nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (x) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (xi) no Termination Event has occurred or is reasonably expected to occur; (xii) there exists no Reportable ERISA Event; (xiii) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA; (xiv) neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xv) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xvi) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

(f)    Except as indicated on Schedule 5.8(f), no Loan Party nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Canadian Pension Plan. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Applicable Laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other Applicable Law and no event has occurred which could cause the loss of such registered status, (b) all obligations of the Loan Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis, and (c) all contributions or premiums required to be made or paid by the Loan Parties and their Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws.

5.9.    Intellectual Property

. All material Intellectual Property owned or utilized by any Loan Party: (a) is set forth on Schedule 5.9 hereto; (b) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (c) constitutes all of the intellectual property rights which are necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Loan Party is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto. All Intellectual Property owned or held by any Loan Party consists of original material or property developed by such Loan Party or, to the knowledge of such Loan Party, was lawfully acquired by such Loan Party from the proper and lawful owner thereof.

5.10.    Licenses and Permits

. Except as set forth in Schedule 5.10 hereto, each Loan Party (a) is in material compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.11.    Default of Indebtedness

. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which payment default or event, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an Event of Default hereunder.

5.12.    No Default

. No Loan Party is in default in any material respects in the payment or performance of any of its material contractual obligations and no Default or Event of Default has occurred and is continuing.

5.13.    No Burdensome Restrictions

. No Loan Party is party to any contract or agreement the performance of which would reasonably be expected to have a Material Adverse Effect. Each Loan Party has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party on the Closing Date or to which it or any material portion of its properties is subject on the Closing Date. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not permitted under Section 7.3.

5.14.    No Labor Disputes

. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) no Loan Party is involved in any labor dispute; (b) there are no strikes or walkouts or union organization of any Loan Party’s employees threatened or in existence and (c) no labor contract is scheduled to expire during the Term, in each case other than as set forth on Schedule 5.14 hereto.

5.15.    Margin Regulations

. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.    Investment Company Act

. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.    Swaps

. No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.18.    Business and Property of the Loan Parties

. Upon and after the Closing Date, the Loan Parties do not propose to engage in any material line of business substantially different from those lines of business conducted prior to the Closing Date and activities necessary to conduct the foregoing.

5.19.    Ineligible Securities

. The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.20.    Federal Securities Laws

. No Loan Party (other than Holdings) or any of their Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) has any securities registered under the Exchange Act or (c) has filed a registration statement that has not yet become effective under the Securities Act.

5.21.    Equity Interests

. The authorized and outstanding Equity Interests of each Loan Party, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.21 hereto. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.21 hereto as of the Closing Date, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of the Loan Parties. Except as set forth on Schedule 5.21 hereto, the Loan Parties have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.22.    Commercial Tort Claims

. No Loan Party has any commercial tort claims in excess of $250,000 individually and $500,000 in the aggregate, except as set forth on Schedule 5.22 hereto.

5.23.    Letter of Credit Rights

. As of the Closing Date, no Loan Party has any letter of credit rights in excess of $250,000 individually and $500,000 in the aggregate, except as set forth on Schedule 5.23 hereto.

5.24.    Material Contracts

. Schedule 5.24 hereto sets forth, as of the Closing Date, all Material Contracts of the Loan Parties. On the Closing Date, all Material Contracts are in full force and effect and no material defaults exist thereunder. Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party has (i) received any notice of termination or non-renewal of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract.

5.25.    Investment Property Collateral. (a) There are no restrictions on the pledge or transfer of any of the Subsidiary Stock other than restrictions referenced on the face of any certificates evidencing such Subsidiary Stock, restrictions under Applicable Law or restrictions stated in the Organizational Documents of such Loan Party with respect thereto, as applicable; (b) each Loan Party is the legal owner of the Investment Property pledged by it hereunder, which is registered in the name of such Loan Party, a custodian or a nominee; (c) the Investment Property is free and clear of any Liens except for Liens permitted under Section 7.3; (d) the pledge of and grant of the security interest in the Investment Property is effective to vest in Agent a valid security interest therein; and (e) none of the Organizational Documents or other agreements governing any Investment Property provide that such Investment Property governed thereby are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

5.26.    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Loan Party on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.

5.27.    Disclosure

. No representation or warranty made by any Loan Party in this Agreement, the Other Documents or in any financial statement, report, certificate or any other document delivered in connection herewith or therewith (in each case, as modified or supplemented by other information so furnished from time to time) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the Transactions which would reasonably be expected to have a Material Adverse Effect.

VI.    AFFIRMATIVE COVENANTS.

Each Loan Party shall, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

6.1.    Compliance with Laws

. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which would reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Laws pursuant to another standard), except to the extent any such Applicable Law is being Properly Contested.

6.2.    Conduct of Business and Maintenance of Existence and Assets

. (a) Conduct continuously and operate actively its business according to the standard of care typical in the industry and maintain all of its material properties reasonably necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), (b) preserve or renew all of its registered Intellectual Property, to the extent the failure to do so could reasonably be expected to materially impair the operation of any Loan Party’s business, (c) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect; and (d) take all reasonable action to maintain its rights, licenses, leases, powers and franchises under the Applicable Laws of the United States, Canada or any political subdivision thereof, except to the extent failure to do so would not reasonably be expected to have a material impairment to the operation of their businesses.

6.3.    Books and Records

. Keep proper books of record and account sufficient to permit the preparation of consolidated financial statements in conformity with GAAP.

6.4.    Payment of Taxes. Pay, when due, all taxes, Priority Payables, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, including real and personal property taxes, assessments and Charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which would reasonably be expected to create a valid Lien on the Collateral, Agent may without notice to the Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Loan Party has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until the Loan Parties shall provide Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to the Loan Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5.    Financial Covenants

.

(a)    [Reserved].

(b)    Fixed Charge Coverage Ratio. During any Covenant Testing Period, cause the Consolidated North American Entities to achieve, as of the end of each month (commencing with the month immediately preceding a Covenant Testing Trigger Date, a Fixed Charge Coverage Ratio of not less than (i) 1.10 to 1.00 for the six (6) month period ending July 31, 2021, (ii) 1.10 to 1.00 for the nine (9) month period ending October 31, 2021 and (iii) 1.10 to 1.00 for the twelve (12) month period ending January 31, 2022 and each month end thereafter on a trailing twelve (12) month basis.

(c)    [Reserved].

(d)    Financial Covenant Cure. Notwithstanding Section 6.5(b) above, the Loan Parties shall have the right to cure any actual or anticipated failure to perform, keep or observe any term, provision, condition or covenant, contained in Section 6.5(b) above (a “Financial Covenant Default”) on the following terms and conditions (a “Financial Covenant Cure”):

(i)    In the event the Loan Parties desire to cure an actual or anticipated Financial Covenant Default, Borrowers shall deliver to the Agent written notice of their intent to cure (a “Cure Notice”) on or before the date that the financial statements and corresponding Compliance Certificate as of and for the period ending on the last day of the fiscal quarter as of which such Financial Covenant Default has occurred or is anticipated to occur (the “Testing Date”) are or were required to be delivered to Agent and Lenders. The Cure Notice shall set forth the calculation of the Financial Covenant Cure Amount (as hereinafter defined).

(ii)    In the event Borrowers deliver a Cure Notice, a Repatriated Foreign Cash Cure shall be made in an amount not less than the Financial Covenant Cure Amount at any time prior to the tenth day after the date such Compliance Certificate was due (such tenth day, the “Required Contribution Date”). The proceeds of such Repatriated Foreign Cash Cure equal to the Financial Covenant Cure Amount shall be immediately deposited in a Depository Account to be remitted to Agent for application by Agent promptly thereafter to the Revolving Advances first and then to any other Obligations then due, in each case, with a view toward minimizing any breakage costs.

(iii)    The “Financial Covenant Cure Amount” shall be the amount which, if added to the amount of EBITDA as of the applicable Testing Date, would result in the Loan Parties being in pro forma compliance with Section 6.5(b) above as of such Testing Date.

(iv)    The Financial Covenant Cure may not be exercised, for the period from the First Amendment Effect Date through and including the last day of the Term, more than four (4) times.

(v)    The Financial Covenant Cure Amount (A) shall be deemed added to EBITDA on a dollar for dollar basis for the fiscal quarter ending as of the applicable Testing Date and shall be included in each calculation of EBITDA which includes such fiscal quarter and (B) shall be disregarded for purposes of determining financial covenant ratio based conditions, interest rates or any baskets set forth in any covenants contained herein.

So long as (A) the Cure Notice is delivered to Agent when required by Section 6.5(d)(i) above, (B) on or before the Required Contribution Date, the Repatriated Foreign Cash Cure in an amount not less than the Financial Covenant Cure Amount is received by Borrowers in accordance with Section 6.5(d)(ii) above and is remitted to Agent for application to the Obligations in accordance with Section 6.5(d)(ii) and (C) the limitation in clause (iv) of this Section 6.5(d) is not exceeded, the Financial Covenant Default shall be deemed cured, the requirements of Section 6.5(b) above shall be deemed to have been satisfied as of the applicable Testing Date with the same effect as though there had been no Financial Covenant Default at such date or thereafter and neither Agent nor any Lender shall, on or prior to the Required Contribution Date, impose default interest, accelerate the Obligations or exercise any other right or remedy against any Loan Party or any Collateral solely on the basis of the Financial Covenant Default; provided that, until all the terms of this Section 6.5(d)(vi) are met with respect to a Financial Covenant Default, a Default shall exist and an Event of Default shall be deemed to exist for all other purposes of this Agreement, including, without limitation, any term or provision hereof or of any Other Document which prohibits any action to be taken by a Borrower or any of its Subsidiaries.

6.6.    Insurance

.

(a)    (i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in similar businesses and owning similar properties in similar locations to such Loan Party’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in similar businesses in similar locations to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the applicable laws of any state or jurisdiction in which such Loan Party is engaged in business; (v) deliver to Agent (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least ten (10) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b)    Each Loan Party shall take all applicable actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a mortgage or deed of trust in favor of Agent, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c)    Upon the occurrence and during the continuance of any Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i), and (iii) and 6.6(b) above. All loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its Permitted Discretion shall determine. Any surplus shall be paid by Agent to the Loan Parties or applied as may be otherwise required by law. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers’ Account and constitute part of the Obligations.

6.7.    Payment of Indebtedness and Leasehold Obligations

. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all of its material Indebtedness, except when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Agent and the Lenders and (ii) when due its rental obligations under all material leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases, except to the extent such terms or obligations are being Properly Contested.

6.8.    Environmental Matters

.

(a)    Ensure that all of the Real Property owned or leased by any Loan Party and all operations and businesses conducted thereon are in material compliance and remain in material compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property owned or leased by any Loan Party in material compliance with Environmental Laws.

(b)    Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws.

(c)    Respond promptly to any Hazardous Discharge or Environmental Complaint and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the applicable Real Property (or authorize third parties to enter onto such Real Property) and take such actions as Agent (or such third parties as directed by Agent) deems reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable and documented out-of-pocket costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by the Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Loan Party.

6.9.    Reserved

.

6.10.    Federal Securities Laws

. Promptly notify Agent in writing if any Loan Party (other than Holdings) or any of their Subsidiaries (a) are required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

6.11.    Execution of Supplemental Instruments

. Execute and deliver to Agent from time to time, promptly upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.12.    [Reserved]

.

6.13.    Government Receivables

. Take all steps reasonably necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code, the Financial Administration Act (Canada) and all other applicable state, provincial or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable constituting Collateral arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

6.14.    Keepwell

. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.14, or otherwise under this Agreement or any Other Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.14 shall remain in full force and effect until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.14 constitute, and this Section 6.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.15.    Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders: (a) upon request confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent and Lenders; (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with Applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

6.16.    Post-Closing Covenants.

(a)    As soon as practicable after the Closing Date, but in no event later than five (5) Business Days following the Closing Date (or such later date as Agent may agree in its sole discretion), Loan Parties shall deliver to Agent:

(i)    an original stock certificate of MFRI Holdings (B.V.I.) Ltd., a company formed under the laws of the British Virgin Islands (“BVI”), evidencing Holdings’ ownership of 65% of the Equity Interests of BVI together with a transfer power executed in blank;

(ii)    an original stock certificate of Perma-Pipe evidencing Holdings’ ownership of 100% of the Equity Interests of Perma-Pipe together with a transfer power executed in blank;

(iii)    an original stock certificate of Canada Holdings evidencing Perma-Pipe’s ownership of 100% of the Equity Interests of Canada Holdings together with a transfer power executed in blank; and

(iv)    an original stock certificate of Perma-Pipe Canada evidencing Canada Holdings’ ownership of 100% of the Equity Interests of Perma-Pipe Canada together with a transfer power executed in blank.

(b)    As soon as practicable after the Closing Date, but in no event later than five (5) days following the Closing Date (or such later date as Agent may agree in its sole discretion), Loan Parties shall deliver to Agent original signature pages to the Loan Documents.

(c)    As soon as reasonably practicable, but in no event later than fifteen (15) days following the Closing Date (or such later date as Agent may agree in its sole discretion), Loan Parties shall deliver to Agent:

(i)    a first loss payable endorsement and a notice of cancellation endorsement for insurance policy number CA00006276PR17A maintained with BFL Canada Insurance Services Inc;

(ii)    an additional insured endorsement and a notice of cancellation endorsement for insurance policy number CA00006278LI17A maintained with BFL Canada Insurance Services Inc;

(iii)    a lenders loss payable endorsement and a notice of cancellation endorsement for insurance policy number EQ974 maintained with Mesirow Insurance Services, Inc; and

(iv)    an additional insured endorsement and a notice of cancellation endorsement for insurance policy numbers G28180858002 and AUC655598607 maintained with Mesirow Insurance Services, Inc.

(d)    As soon as practicable after the Closing Date, but in no event later than thirty (30) days following the Closing Date (or such later date as Agent may agree in its sole discretion), Loan Parties shall deliver to Agent deposit account control agreements sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code), and otherwise in form and substance reasonably satisfactory to Agent (it being understood that such agreements will provide for “springing” exclusive control), over the deposit accounts listed on Schedule 4.8(j) hereto located at BMO Harris Bank, N.A and Bank of Montreal.

(e)    As soon as reasonably practicable, but in no event later than sixty (60) days following the Closing Date (or such later date as Agent may agree in its sole discretion), Loan Parties shall deliver to Agent evidence that releases of security interests of the following have been filed with the USPTO:

(i)    Connecticut General Life Insurance, Massachusetts Mutual Life Insurance Company, and C.M. Life Insurance Company recorded with the trademark division of the USPTO on 09/17/2002 at reel/frame 2586/0375 and recorded with the patent division of the USPTO on 09/17/2002 at reel/frame 013333/0590; and

(ii)    Fleet Capital Corporation recorded with the trademark division of the USPTO on 08/12/2002 at reel/frame 2559/0430, recorded with and the patent division of the USPTO on 8/12/2002 at reel/frame 013158/0446 and recorded with and the patent division of the USPTO on 08/19/2002 at reel/frame 013184/0894.

(f)    Borrower shall use commercially reasonable efforts to deliver to Lender within sixty (60) days following the Closing Date (or such later date as Lender may agree in its sole discretion) a fully-executed Landlord’s Waiver and Consent in form and substance reasonably acceptable to Lender for the leased property located at:

(i)    6410 W Howard Street, Niles IL 60714;

(ii)    5008-11 Curtis Lane, New Iberia, LA 70560, New Iberia County/Iberia Parish; and

(iii)    3814 Commercial Drive, New Iberia, LA 70560, New Iberia County/Iberia Parish.

(g)    As soon as reasonably practicable, but in no event later than ninety (90) days following the Closing Date (or such later date as Agent may agree in its sole discretion), Loan Parties shall either deliver to Agent deposit account control agreements sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code), and otherwise in form and substance reasonably satisfactory to Agent (it being understood that such agreements will provide for “springing” exclusive control), over the deposit accounts listed on Schedule 4.8(j) hereto located at Royal Bank of Canada (the “RBC Accounts”) or close the RBC Accounts and transfer all funds thereto into a deposit account maintained with PNC Bank, National Association or such other arrangement acceptable to Agent in its sole discretion.

(h)    On or before November 1, 2019, Loan parties shall deliver to Agent updated insurance certificates reflecting renewal of the following insurance policies (or replacements thereof acceptable to Agent together with all insurance endorsements required under Section 8.1(s) of this Agreement) for at least 1-year from the date so delivered: insurance policy numbers CA00006276PR17A and CA00006278LI17A maintained with BFL Canada Insurance Services Inc. and insurance policy numbers EQ974, G28180858002 and AUC655598607 maintained with Mesirow Insurance Services, Inc.

VII.    NEGATIVE COVENANTS.

No Loan Party shall, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

7.1.    Merger, Consolidation and Acquisition

.

Enter into any merger, amalgamation, consolidation or other reorganization or arrangement with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge or amalgamate with it, except that (i) any Loan Party may merge or amalgamate, consolidate or reorganize with any Affiliate thereof or acquire the assets or Equity Interest of any Affiliate thereof so long as (A) such Loan Party shall provide Agent with ten (10) days prior written notice of such merger, amalgamation, consolidation or reorganization, (B) in connection with any merger, amalgamation, consolidation or reorganization between a Loan Party and any of its Affiliates or Subsidiaries which is not a Loan Party, such Loan Party must be the surviving entity of merger, amalgamation, consolidation or reorganization, and (C) such Loan Party shall deliver to Agent all of the relevant material agreements, documents and instruments evidencing such merger, consolidation or reorganization and (ii) notwithstanding the foregoing, nothing in this Section 7.1 shall limit (x) Investments permitted under Section 7.5 or (y) Dispositions permitted under Section 7.2.

7.2.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Dispositions of Inventory in the Ordinary Course of Business;

(b)    Dispositions of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $500,000 and only to the extent that (x) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority Lien or (y) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.20 hereof;

(c)    any Disposition that constitutes (i) a merger, dissolution, consolidation or liquidation permitted under Section 7.1, (ii) a Lien permitted under Section 7.3, (iii) an Investment permitted under Section 7.5, (iv) a dividend or distribution permitted under Section 7.8 or (v) any other sales or Dispositions expressly permitted by this Agreement;

(d)    such Disposition that results from a casualty or condemnation in respect of such property or assets and all proceeds thereof are remitted to Agent for application in accordance with Section 2.20;

(e)    such Disposition that consists of the discount in the Ordinary Course of Business of overdue Receivables that are not Eligible Receivables but only in connection with the compromise or collection thereof, provided that the Net Cash Proceeds from such Disposition shall be deposited pursuant to Section 4.8(h);

(f)    Dispositions among the Loan Parties or by any Subsidiary to a Loan Party; and

(g)    Dispositions of assets other than Receivables or Inventory with respect to which the fair market value of all such assets Disposed of, whether individually or in a series of related transactions, does not exceed $250,000 in the aggregate for any fiscal year and only to the extent that (x) the proceeds of any such Disposition are used to acquire replacement Equipment which is subject to Agent’s first priority Lien or (y) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.20 hereof; and

(h)    Dispositions of any assets acquired by virtue of any Bail-In Action with respect to any Lender.

7.3.    Creation of Liens

. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except:

(a)          Permitted Encumbrances;

(b)         Liens securing Indebtedness permitted under Sections 7.7 and 7.9(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and other property financed by the same lender and/or such lender’s affiliates) and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(c)         Liens securing Indebtedness permitted under Section 7.9(d);

(d)         operating leases or subleases granted by the Loan Parties to any other Person in the Ordinary Course of Business; and

(e)         Liens in favor of customs and revenue authorities imposed by Applicable Law to secure payment of customs duties in connection with the importation of goods and arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested.

7.4.    Guarantees

. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.4 hereto, (b) guarantees by one or more Loan Parties of the Indebtedness or obligations of any other Loan Party or Subsidiary to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement , including, without limitation, Section 7.9(b), (c) the endorsement of checks in the Ordinary Course of Business, (d) in respect of the Obligations hereunder and (e) unsecured performance guarantees issued in the Ordinary Course of Business by Holdings and/or its Subsidiaries to Customers of Holdings and/or its Subsidiaries.

7.5.    Investments

. Make any Investments, except:

(a)         Permitted Investments;

(b)         Investments held by the Loan Parties in the form of Cash Equivalents that are subject to a Lien hereunder to the extent provided in Article IV;

(c)         non-cash Investments in Subsidiaries that are not Loan Parties consisting of accrued and unpaid or capitalized interest and fees associated with Investments otherwise permitted under this Section 7.5;

(d)         (i) Investments by the Loan Parties in Subsidiaries that are not Loan Parties in existence on the Second Amendment Effective Date and (ii) so long as no Default has occurred and is continuing or would result from such Investments, other Investments (including Investments by the Loan Parties in Subsidiaries that are not Loan Parties) not exceeding $5,000,000 (less the net amount of any Investments under Section 7.5(e) or Loans under Section 7.6 made after the Second Amendment Effective Date (for the avoidance of doubt not less than $0)) in the aggregate so long as at the time of, and after giving effect to, the making of any such Investment (x) the Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Investment and any Indebtedness incurred in connection therewith) of the Consolidated North American Entities as of the most recently ended fiscal quarter shall be at least 1.50 to 1.00 and (y) Borrowers’ Undrawn Availability and Average Undrawn Availability shall not be less than $5,000,000;

(e)         Investments in any partnership, joint venture or similar arrangement not to exceed $1,500,000 in the aggregate;

(f)         Investments permitted pursuant to Sections 7.1, 7.2 and 7.6; and

(g)         any Investment acquired by virtue of any Bail-In Action with respect to any Lender.

7.6.    Loans

. Make advances, loans, or extensions of credit (“Loan(s)”) to any Person, including any Parent, Subsidiary or Affiliate other than:

(a)         Permitted Loans;

(b)         intercompany Loans (i) by a Loan Party to any non-Loan Party Subsidiary so long as such Loans do not exceed $2,500,000 outstanding in the aggregate or (ii) among the Loan Parties;

(c)         Loans to officers, directors and employees of the Loan Parties and their Subsidiaries made in the Ordinary Course of Business in an aggregate amount at any time outstanding not to exceed $500,000 or such additional amount as may from time to time be approved by the Agent in writing;

(d)         Loans by the Loan Parties to their respective Subsidiaries outstanding on the date hereof and listed on Schedule 7.6 hereto; and

(e)         Investments consisting of extensions of credit in the nature of Receivables arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Customers to the extent reasonably necessary in order to prevent or limit loss.

7.7.    Capital Expenditures

. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Loan Parties in excess of $5,000,000; provided, however, in the event Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided, further, that any Carryover Amount shall not exceed $2,500,000 and shall be deemed to be the last amount spent in such succeeding fiscal year.

7.8.    Dividends and Distributions

. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party (other than dividends or distributions payable in its stock (other than Disqualified Equity Interests), or split-ups or reclassifications of its Equity Interests (other than Disqualified Equity Interests)) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any of its Equity Interests, or of any options to purchase or acquire any Equity Interests of any Loan Party, except that:

(a)    each Loan Party may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares from employees in connection with customary employee or management agreements, plans or arrangements, or in connection with termination of employment, all in an aggregate amount not in excess of $500,000 in any fiscal year;

(b)    each Loan Party may declare, pay or make any other distributions on any Equity Interests of any Loan Party in an aggregate amount not to exceed $500,000 in any fiscal year; and

(c)    Holdings may declare, pay or make one or more distribution(s) and/or redemption(s) in respect of its Equity Interests in an amount not to exceed $3,000,000 in the aggregate through the Term (any such distribution or redemption, a “Redemption Distribution”) so long as, at the time of and after giving effect to each such Redemption Distribution, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) Borrowers’ Undrawn Availability and Average Undrawn Availability is not and would not be less than $5,000,000, and (iii) the Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to any such Redemption Distribution) of the Consolidated North American Entities as of the most recently ended fiscal quarter shall be at least 1.10 to 1.00.

7.9.    Indebtedness

. Create, incur, assume or suffer to exist any Indebtedness other than:

(a)         Permitted Indebtedness;

(b)         guarantees of any Loan Party in respect of Indebtedness of any other Loan Party or Subsidiary otherwise permitted hereunder;

(c)         Indebtedness in respect of purchase money obligations for Real Property and fixed or capital assets within the limitations set forth in Section 7.7;

(d)         additional Indebtedness subordinated to the Obligations on terms acceptable to Agent, in its Permitted Discretion, in an aggregate amount outstanding at any one time not to exceed $15,000,000;

(e)         the endorsements of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(f)         other unsecured Indebtedness of any Loan Party owing to any other Loan Party or any other Subsidiary that is not a Loan Party (so long as such Indebtedness owing to a Subsidiary that is not a Loan Party (x) bears interest (and provides for fees) at a rate (or amount) no greater than the current arm’s length market rate (or amount) for similar Indebtedness, (y) does not require the payment in cash of principal (at maturity or otherwise) prior to ninety (90) days following the end of the Term and (z) is subordinated to the Obligations on terms reasonably acceptable to Agent); provided that any such Indebtedness described in this clause (f) shall (y) to the extent the aggregate principal amount thereof is in excess of $500,000 be evidenced by promissory notes in form and substance satisfactory to Agent and if requested by Agent, pledged to Agent on terms acceptable to it, in each case in its Permitted Discretion, and (z) not be forgiven or otherwise discharged for any consideration other than payment in full in cash unless Agent otherwise consents;

(g)         upon written notice to Agent and so long as no Default or Event of Default has occurred and is continuing or would result from the incurrence thereof, other unsecured Indebtedness not exceeding $3,500,000 in the aggregate at any one time so long as Loan Parties demonstrate to Agent that (i) the Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Indebtedness incurred) of the Consolidated North American Entities as of the most recently ended fiscal quarter shall be at least 1.20 to 1.00 and (ii) Borrowers’ Undrawn Availability and Average Undrawn Availability shall not be less than $3,000,000;

(h)         all Indebtedness associated with the Liens permitted under Section 7.3;

(i)         all Indebtedness respecting Investments permitted under Section 7.5;

(j)         all Indebtedness respecting Loans permitted under Section 7.6;

(k)         unsecured Indebtedness consisting of guaranties of certain performance bonds (i) in existence on the Closing Date and (ii) as may be provided from time to time after the closing date in the reasonable business judgment of any Loan Party in an aggregate amount of up to $25,000,000 (as such amount may be increased from time to time in the reasonable judgment of Agent), in each case, in connection with that certain Bonding Agreement dated as of June 26, 2013 between Holdings, Edward A. Crylen and MM&E LLC, an Illinois limited liability company; and

(l)         other unsecured Indebtedness incurred in the Ordinary Course of Business on arm’s length terms having a stated maturity date no earlier than 91 days following the end of the Term and in an aggregate outstanding principal amount not exceeding $500,000.

7.10.    Nature of Business

. Substantially change the nature of the business in which it is engaged on the Closing Date.

7.11.    Transactions with Affiliates

. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for:

(a)         transactions among the Loan Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business;

(b)         transactions with Affiliates permitted hereunder, including, without limitation, those under Sections 7.1, 7.2, 7.4, 7.5(c), 7.5(d), 7.6(b), 7.6(c), 7.6(d) 7.9(b), 7.9(f), 7.9(g), 7.12, 7.17 and 7.20; and

(c)         transactions entered into upon fair and reasonable terms no less favorable to such Loan Party as could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Loan Party.

7.12.    Subsidiaries

.

(a)    Form any Subsidiary unless such Subsidiary (i)(A) is a Foreign Subsidiary of a Foreign Subsidiary existing as of the date hereof, (B) Agent has received written notice of the formation of such Foreign Subsidiary and (C) Agent has not objected to the formation of such Foreign Subsidiary within fifteen (15) days of receipt of such notice on the basis that such formation could reasonably be expected to violate applicable Anti-Terrorism Laws of the United States of America (it being understood that the Egyptian Subsidiary of the Loan Parties in the process of being formed as of the date hereof, as disclosed to Agent, satisfies the foregoing standard), or (ii)(A) is not a Foreign Subsidiary, (B) at Agent’s discretion, expressly joins in this Agreement as a Borrower or Guarantor, and becomes jointly and severally liable for the Obligations and (C) Agent shall have received all documents, including without limitation, legal opinions and appraisals it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith.

(b)    Enter into any partnership, joint venture or similar arrangement except as permitted pursuant to Section 7.5(e).

7.13.    Fiscal Year and Accounting Changes

. Change its fiscal year from January 31 or make any significant change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

7.14.    Pledge of Credit

. Use any portion of any Advance in or for any business other than such Loan Party’s business operations as conducted on the Closing Date and reasonable extensions thereof.

7.15.    Amendment of Organizational Documents

. (a) Change its legal name, (b) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (c) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (d) otherwise amend, modify or waive any term or material provision of its Organizational Documents in a manner materially adverse to Agent and Lenders, in any such case without (i) giving at least thirty (30) days prior written notice of such intended change to Agent, (ii) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party and (iii) in any case under clause (d), having received the prior written consent of Agent and Required Lenders to such amendment, modification or waiver.

7.16.    Compliance with ERISA

. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(e) hereto, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (c) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (d) incur, or permit any member of the Controlled Group to incur, any material withdrawal liability to any Multiemployer Plan; (e) fail promptly to notify Agent of the occurrence of any Termination Event, (f) fail to comply, or permit any member of the Controlled Group to fail to comply, in all material respects with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (g) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (h) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(e) or Section 5.8(f) hereof to cease to be true and correct in all material respects.

7.17.    Prepayment of Indebtedness

. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party, except, so long as no Default or Event of Default shall exist prior to or immediately thereafter, prepayments, redemptions, purchases, repurchases, defeasances or other satisfaction (each, a “Prepayment”) of:

(a)         Indebtedness refinanced with the proceeds of any permitted subordinated Indebtedness;

(b)         other Indebtedness permitted hereunder refinanced in accordance with this Agreement and containing terms and conditions (including terms of subordination, security and maturity) no less favorable in any material respect to Agent than the Indebtedness subject to such Prepayment;

(c)         Indebtedness in accordance with Section 7.20; and

(d)         other Indebtedness so long as (i) Prepayments in respect of such other Indebtedness do not exceed $3,500,000 in the aggregate in any fiscal year, (ii) the Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Prepayment) of the Consolidated North American entitles as of the most recently ended fiscal quarter shall be at least 1.20 to 1.00 and (iii) Borrowers’ Undrawn Availability and Average Undrawn Availability shall not be less than $3,000,000.

7.18.    Holdings. Permit Holdings or Canada Holdings to (i) incur, directly or indirectly, any Indebtedness or any other material contractual obligation or liability whatsoever, other than (x) under this Agreement, the Other Documents and its Organizational Documents, (y) guarantees of obligations of other Loan Parties and (z) obligations and liabilities incurred in connection with ordinary course holding company activities associated with maintaining its separate existence and its ownership of the other Loan Parties and their Subsidiaries; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than (x) the Liens created under this Agreement and the Other Documents and (y) other Liens permitted under Section 7.3 hereof; (iii) engage in any active business or activity or own any assets other than (w) a deposit account at PNC, (x) receiving and distributing the dividends and distributions permitted to be made to it under Section 7.8, (y) holding, directly or indirectly, not less than one hundred percent (100%) of the Equity Interests of Borrowers, and (z) performing its obligations as a holding company with ownership of the other Loan Parties and their Subsidiaries and activities incidental thereto, including, without limitation, any activities relating to any tax, accounting, legal, regulatory and other administrative matters, and performing its obligations under this Agreement, the Other Documents and its Organizational Documents; (iv) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person except as otherwise permitted by this Agreement; (v) sell or otherwise dispose of any Equity Interests of any Borrower except as otherwise permitted by this Agreement; (vi) create or acquire any direct Subsidiary or make or own any direct Investment in any Person, in each case other than the Loan Parties and except as otherwise permitted by this Agreement; or (vii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons (excluding financial reporting consolidating).

7.19.    Inactive Subsidiaries. Except as is reasonably necessary for the purpose of winding down their respective businesses, permit MM Niles Corporation, a Delaware corporation, Midwesco Filter Resources, Inc., a Delaware corporation, or Midwesco Filter Resources, Inc. Denmark A/S (MFRD), a Danish entity, to (i) incur, directly or indirectly, any Indebtedness in excess of $250,000, in the aggregate, during any fiscal year or any other material contractual obligation or liability whatsoever or (ii) engage in any active business or activity or own any assets other than holding, directly or indirectly, the Equity Interests of any of their Subsidiaries in existence as of the Closing Date and assets owned as of the Closing Date and proceeds thereof.

7.20.    Subordinated Loans. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Subordinated Loans except (a) as expressly permitted in any applicable Subordination Agreement, (b) Indebtedness owed by any Loan Party to any other Loan Party and (c) intercompany Subordinated Indebtedness owed by a Loan Party to a non-Loan Party in accordance with the terms of the Intercompany Subordination Agreement.

VIII.    CONDITIONS PRECEDENT.

8.1.    Conditions to Initial Advances

. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)    Other Documents. Agent shall have received, in form and substance reasonably satisfactory to Agent, each of the Other Documents, in each case duly authorized, executed and delivered by the Loan Parties and any other Person party thereto;

(b)    Structure, etc. The ownership, capital, corporate, tax, organizational and legal structure of the Loan Parties and their Subsidiaries shall be reasonably acceptable to Agent;

(c)    Financial Condition Certificate. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(c) attached hereto;

(d)    Cash Collateral. Agent shall have received the duly authorized and executed Cash Collateral Pledge Agreement and the Cash Collateral;

(e)    Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Holdings dated as of the Closing Date, stating, among other things, that (i) all representations and warranties set forth in this Agreement and the Other Documents shall be true and correct in all material respects (or in any respect, if such representations and warranties are qualified per their terms by materiality, Material Adverse Effect or other similar language) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), and (ii) on such date no Default or Event of Default has occurred or is continuing;

(f)    Stock Certificates. To the extent constituting Collateral, Agent shall have received originals of stock certificates representing 100% (or 65%, as applicable) of the Equity Interests of each Subsidiary of Holdings, Perma-Pipe and Canada Holdings, together with stock powers executed in blank;

(g)    Borrowing Base. Agent shall have received a Borrowing Base Certificate providing evidence that the aggregate amount of Eligible Insured Receivables, Eligible Uninsured Receivables and Eligible Inventory is sufficient in value and amount to support Revolving Advances in the amount requested by the Borrowers on the Closing Date;

(h)    Undrawn Availability. After giving effect to the initial Advances, the Borrowers shall have Undrawn Availability of at least $3,000,000;

(i)    Blocked Accounts. The Loan Parties shall have opened the Depository Accounts with Agent and/or Agent shall have received duly executed agreements establishing the Blocked Accounts with one or more Blocked Account Banks for the collection or servicing of the Receivables and proceeds of the Collateral and Agent shall have received, in form and substance reasonably satisfactory to Agent, deposit account control agreements among Agent, each applicable Loan Party and each applicable Blocked Account Bank with respect to such Blocked Accounts;

(j)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statements, PPSA and Uniform Commercial Code and PPSA termination statements) required by this Agreement, any of the Other Documents or under Applicable Law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral and in order to terminate the perfected security interest in or lien upon the Collateral of Existing Lenders shall have been (including substantially contemporaneously with closing) properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(k)    Payoff Letter. Agent shall have received, in form and substance reasonably satisfactory to Agent, a payoff letter from BMO Harris Bank N.A. providing that, among other things, and except as otherwise expressly provided in such payoff letter, all of the Indebtedness of the Loan Parties under the Existing Loan Documents has been (or substantially contemporaneously with closing will be) paid and satisfied in full;

(l)    Lien Waiver Agreements. Each Loan Party shall use commercially reasonable efforts to provide the Agent with Lien Waiver Agreements with respect to each location not owned by any Loan Party at which Collateral with a value in excess of $200,000 is located;

(m)    Secretary’s Certificates, Authorizing Resolutions and Good Standing Certificates. Agent shall have received, in form and substance satisfactory to Agent, a certificate of the Secretary or Assistant Secretary (or other equivalent officer or manager) of each Loan Party dated as of the Closing Date which shall certify (i) copies of resolutions, in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body or member) of such Loan Party authorizing (x) the execution, delivery and performance of this Agreement and the Other Documents to which such Loan Party is a party (including authorization of the incurrence of Indebtedness, borrowing of Advances and requesting of Letters of Credit on a joint and several basis with all Loan Parties as provided for herein), and (y) the granting by such Loan Party of the Liens upon the Collateral to secure all of the joint and several Obligations of the Loan Parties (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Loan Party’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificates (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(n)    Legal Opinion. Agent shall have received, in form and substance satisfactory to Agent, the executed legal opinions of counsel to the Loan Parties which shall cover such matters incident to the Transactions as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(o)    No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened in writing against any Loan Party (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated hereby or thereby and which, in the reasonable opinion of Agent, is material or (B) which would, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(p)    Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles and Equipment of each Loan Party and all books and records in connection therewith;

(q)    Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;

(r)    Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be reasonably satisfactory in all respects to Agent;

(s)    Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by the Loan Parties’ insurance broker containing such information regarding the Loan Parties’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, (iii) loss payable endorsements issued by the Loan Parties’ insurer naming Agent as lenders loss payee and mortgagee, as applicable; (iv) additional insured endorsements issued by the Loan Parties’ insurer naming Agent as additional insured on any liability and umbrella insurance policies, and (v) notice of cancellation endorsements issued by the Loan Parties’ insurer providing that Agent will receive thirty (30) days’ notice of cancellation (ten (10) days’ notice for non-payment of premium) on the Loan Parties’ casualty and liability insurance policies;

(t)    Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(u)    Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the Transactions and Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent shall deem necessary;

(v)    No Adverse Material Change. (i) Since January 31, 2018, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(w)    Contract Review. Agent shall have received copies of all Material Contracts of the Loan Parties;

(x)    Compliance with Laws. Agent shall be reasonably satisfied that each Loan Party is in compliance in all material respects with all pertinent, material federal, state, provincial, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA, CAD Pension Plans, and the Anti-Terrorism Laws;

(y)    Certificate of Beneficial Ownership; USA Patriot Act Diligence. Agent and each Lender shall have received, in form and substance acceptable to Agent, a Certificate of Beneficial Ownership duly authorized, executed and delivered by each Loan Party and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(z)    Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent.

8.2.    Conditions to Each Advance

. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and the Other Documents, and each of the representations and warranties in any agreement, document, instrument, certificate or financial or other statement provided at any time under or in connection with this Agreement and the Other Documents shall be true and correct in all material respects (or in any respect, if such representations and warranties are qualified per their terms by materiality, Material Adverse Effect or other similar language) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(b)    No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist upon giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)    Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions of this subsection shall have been satisfied.

IX.    INFORMATION AS TO THE LOAN PARTIES.

Each Loan Party shall, or (except with respect to Section 9.11 hereof) shall cause Borrowing Agent on its behalf to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

9.1.    Disclosure of Material Matters

. Immediately upon learning thereof, report to Agent (a) all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor, and (b) any investigation, hearing, proceeding or other inquest by any Governmental Body into any Loan Party or any Affiliate of any Loan Party with respect to Anti-Terrorism Laws.

9.2.    Schedules

. Deliver to Agent, in form and substance reasonably satisfactory to Agent: (a) on or before the twentieth (20th) day of each month as and for the prior month (i) accounts receivable agings inclusive of reconciliations to the general ledger, (ii) accounts payable schedules (including the payment and accruals of Priority Payables) inclusive of reconciliations to the general ledger, (iii) Inventory reports and (iv) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), and (b) on or before Tuesday of each week (unless any such Tuesday is not a Business Day, in which event on or before the next Business Day thereafter), a sales report / roll forward for the prior week, and (c) at such intervals as Agent may require: (i) confirmatory assignment schedules and (ii) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables in any reasonable manner and through any medium it reasonably considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3.    Environmental Reports

.

(a)    Reserved.

(b)    In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at any Real Property owned or leased by any Loan Party (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at any such Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting such Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c)    Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Loan Party and the Governmental Body regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at any Real Property owned or leased by any Loan Party, operations or business that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.4.    Litigation

. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case materially affects the Collateral or which would reasonably be expected to have a Material Adverse Effect.

9.5.    Material Occurrences

. Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports provided to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied (except for changes in GAAP or in the application of GAAP to which the Loan Parties’ independent certified public accountants concur), the financial condition or operating results of any Loan Party as of the date of such statements; (c) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could subject any Loan Party or any member of the Controlled Group to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party which would result in the acceleration of the maturity of any material Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party, which would reasonably be expected to have a Material Adverse Effect; in each case as to clauses (a) through (e) of this Section 9.5, describing the nature thereof and the action the Loan Parties propose to take with respect thereto.

9.6.    Government Receivables

. Notify Agent promptly if any of its Receivables included in the calculation of the Formula Amount arise out of contracts between any Loan Party and the United States, Canada, any state, province or any department, agency or instrumentality of any of them.

9.7.    Annual Financial Statements

. Deliver to Agent within five (5) days after the date Holdings files its Form 10-K with the SEC for the most recently ended fiscal year (but in no event later than 120 days after the end of such fiscal year), audited financial statements of the Loan Parties on a consolidating and consolidated basis including, but not limited to, a balance sheet, statements of income, stockholders’ equity and cash flow from the beginning of such fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP, all in reasonable detail and audited by independent public accountants of nationally recognized standing. The financial statements described in this Section shall be accompanied by a Compliance Certificate.

9.8.    [Reserved]

.

9.9.    Monthly Financial Statements

. Deliver to Agent within thirty (30) days after the end of each month, an unaudited balance sheet of the Loan Parties on a consolidated and consolidating basis and unaudited statements of income, stockholders’ equity and cash flow of the Loan Parties on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month and complete and correct in all material respects, prepared in accordance with GAAP (subject to Section 1.1, the absence of footnotes and normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties’ business operations), and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year; provided, for each month ending January 31, April 30, July 31 and October 31, such delivery shall instead occur within 60 days after the end of each such month, provided, further, that for the month ending January 31, such balance sheets may be interim draft financial statements prepared on a basis consistent with prior practices. The reports described in this Section shall be accompanied by a Compliance Certificate, which such Compliance Certificate (a) for each month ending January 31, April 30, July 31 and October 31 shall include a calculation of the Fixed Charge Coverage Ratio for the Consolidated North American Entities, measured for the trailing four quarter period ending as of the last day of the applicable fiscal quarter, regardless of whether any Covenant Testing Period is in effect on such date and (b) during any Covenant Testing Period, shall include the calculations required by the immediately preceding clause (a) as well as a calculation of the Fixed Charge Coverage Ratio for the Consolidated North American Entities, measured for the trailing twelve (12) month period then ended.

9.10.    Other Reports

.

(a)    Provide Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Loan Party shall send to the holders of its Equity Interests.

(b)    Within five (5) Business Days following a Covenant Testing Trigger Date, deliver to Agent a Compliance Certificate, which shall include a calculation of the Fixed Charge Coverage Ratio for the Consolidated North American Entities, measured on a trailing twelve (12) month basis ending as of the last day of the month immediately preceding such Covenant Testing Trigger Date.

9.11.    Additional Information

. Provide Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by the Loan Parties including, without the necessity of any request by Agent, (a) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (b) promptly upon any Loan Party’s learning thereof, notice of any material labor dispute to which any Loan Party may reasonably be expected to become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.12.    Projected Operating Budget. Provide Agent, no later than fifteen (15) days prior to the beginning of Borrower’s Agent’s fiscal year, commencing with fiscal year 2019, a month by month projected operating budget and cash flow of the Loan Parties on a consolidated and consolidating basis for such fiscal year, which projections shall be based on good faith estimates and assumptions believed by the Loan Parties to be reasonable as of the date of the projections.

9.13.    Reserved

.

9.14.    Notice of Suits, Adverse Events

. Provide Agent with prompt written notice of (a) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent, (c) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material adverse change in the business, operations, affairs or condition of any Loan Party and (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.15.    ERISA Notices and Requests

. Provide Agent with immediate written notice in the event that (a) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (d) any material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (e) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (i) any Loan Party or any member of the Controlled Group knows that (1) a Multiemployer Plan has been terminated, (2) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (3) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (4) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

Promptly after any Loan Party knows or has reason to know of the occurrence of (i) the formation of any Canadian Pension Plan governed by the law of any jurisdiction in Canada other than the laws of the Province of Québec; (ii) any violation or asserted violation of any Applicable Law (including any applicable provincial pension benefits legislation) in any material respect with respect to any Canadian Pension Plan; or (iii) any Canadian Pension Termination Event, the applicable Canadian Loan Party will deliver to the Agent a certificate of a senior officer of the applicable Canadian Loan Party setting forth details as to such occurrence and the action, if any, that such Canadian Loan Party is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Canadian Loan Party, any applicable Governmental Body, a Canadian Pension Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan administrator with respect thereto. Any Canadian Pension Plan Termination Event with respect to any Canadian Pension Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to any Loan Party by the Agent, (A) such Canadian Pension Plan Termination Event (if correctable) shall not have been corrected, and (B) such Canadian Pension Plan Termination Event has resulted or would reasonably be expected to result in a Material Adverse Effect.

9.16.    Additional Documents

. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17.    Updates to Certain Schedules

. Deliver to Agent as shall be required to maintain the related representations and warranties as true and correct in all material respects, updates to Schedules 4.4 (Locations of Equipment and Inventory), 5.9 (Intellectual Property), 5.21 (Equity Interests), 5.22 (Commercial Tort Claims) and 5.23 (Letter-of-Credit Rights) to this Agreement; provided, that absent the occurrence and continuance of any Event of Default, the Loan Parties shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such final updated Schedules delivered by the Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

X.    EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.    Nonpayment

. Failure by any Loan Party to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9 hereof), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment;

10.2.    Breach of Representation

. Except as provided in Section 10.18 hereof, any representation or warranty made or deemed made by any Loan Party in this Agreement, any Other Document or in any agreement, documents, certificate or financial or other statement provided at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3.    Financial Information

. Failure by any Loan Party to (a) deliver financial information when due under Sections 9.7, 9.8, 9.9, 9.12 or any other Section of this Agreement or, if no due date is specified herein, within ten (10) Business Days following a request therefor, or (b) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4.    Judicial Actions

. Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Loan Party’s Receivables or (b) against a material portion of any Loan Party’s Inventory or other property which is not stayed or lifted within thirty (30) days;

10.5.    Noncompliance

. Except as otherwise provided for in Sections 10.1, 10.3, 10.5(b), and 10.18 hereof, (a) failure or neglect of any Loan Party, or any Person to perform, keep or observe any term, provision, condition, covenant herein, or in any Other Document , or (b) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant in Sections 4.5, 6.1, 6.3, 6.4, 6.11, 6.13, or 9.4 hereof, in each case which is not cured within twenty (20) days from the earlier of (x) receipt of notice of such failure or neglect by Borrowing Agent from Agent or a Lender or (y) any officer of any Loan Party becomes aware of such failure or neglect;

10.6.    Judgments

. Any (a) judgment, writ, order or decree for the payment of money are rendered against any Loan Party for an aggregate amount in excess of $500,000 or against all Loan Parties for an aggregate amount in excess of $500,000 (unless in each case covered by insurance and for which no denial of coverage has been issued) and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Loan Party shall be senior to any Liens in favor of Agent on such assets or properties;

10.7.    Bankruptcy

. Any Loan Party or any Subsidiary (other than an immaterial Subsidiary) of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, interim receiver, receiver and manager, monitor, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment in bankruptcy for the benefit of creditors, (d) commence a voluntary case under any state or provincial or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition or any proceeding seeking to take advantage of any other law providing for the relief of debtors or any stay of proceedings, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition or any proceedings filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing or any other Insolvency Event;

10.8.    [Reserved]

.

10.9.    Lien Priority

. Any Lien created hereunder or provided for hereby or under any of the Other Documents for any reason ceases to be or is not a valid and perfected Lien having a first priority Lien (subject to Liens permitted under Section 7.3 hereof);

10.10.    [Reserved]

;

10.11.    Cross Default

. Either (a) any specified “event of default” under any Indebtedness (other than the Obligations or Indebtedness among the Loan Parties and/or the Loan Parties and/or their non-Loan Party Subsidiaries) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $1,250,000 or more, or any other event or circumstance constituting a breach or violation thereof which would permit the holder of any such Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of such Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (b) a default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect; provided, in each case, such default continues beyond any applicable grace or cure period;

10.12.    Breach of Guaranty, Guarantor Security Agreement or Pledge Agreement

. Except in accordance with the terms thereof, termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Loan Party or pledgor attempts to terminate or challenges the validity of, its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;

10.13.    Change of Control

. Any Change of Control shall occur;

10.14.    Invalidity

. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender or any Loan Party challenges the validity of its liability under this Agreement or any Other Document;

10.15.    Seizures

. Any (a) portion of the Collateral in excess of $500,000 shall be seized, subject to garnishment or taken by a Governmental Body, or (b) the title and rights of any Loan Party which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which would reasonably be expected to result in material impairment or loss of the security provided by this Agreement or the Other Documents;

10.16.    Operations

. The operations of any Loan Party are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the Ordinary Course of Business) at any time for more than fourteen (14) consecutive days, unless such Loan Party shall (a) be entitled to receive for such period of interruption, proceeds of business interruption insurance customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates and (b) receive such proceeds in the amount described in clause (a) above not later than sixty (60) days following the initial date of any such interruption;

10.17.    Pension Plans. An event or condition specified in Section 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which would reasonably be expected to have a Material Adverse Effect; or the occurrence of any Termination Event, or any Loan Party’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof; or

10.18.    Anti-Terrorism Laws. If (a) any representation or warranty contained in (i) Section 16.18 hereof or (ii) any corresponding section of any Guaranty is or becomes false or misleading at any time, (b) any Borrower shall fail to comply with its obligations under Section 16.18 hereof, or (c) any Guarantor shall fail to comply with its obligations under any section of any Guaranty containing provisions comparable to those set forth in Section 16.18 hereof.

XI.    LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.    Rights and Remedies

.

(a)    Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 hereof (other than Section 10.7(g) hereof), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Section 10.7(g) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Subject to Applicable Laws, Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Loan Parties to make the Collateral available to Agent at a convenient place. Subject to Applicable Laws, Agent may, with or without having the Collateral at the time or place of sale, sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The Net Cash Proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Loan Parties shall remain liable to Agent and Lenders therefor.

Agent may seek the appointment of a receiver, receiver-manager or other similar Person (a “receiver”) under the laws of Canada or any Province thereof to take possession of all or any portion of the Collateral of the Canadian Loan Parties or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing. Any such receiver shall, so far as concerns responsibility for his/her acts, be deemed agent of the Canadian Loan Parties and not the Agent or the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such receiver, his/her servants or employees. Subject to the provisions of the instrument appointing him/her, any such receiver shall have power to take possession of Collateral of the Canadian Loan Parties, to preserve Collateral of the Canadian Loan Parties or its value, or to carry on or concur in carrying on all or any part of the business of the Canadian Loan Parties and to sell, lease, license or otherwise dispose of, or concur in selling, leasing, licensing or otherwise disposing of Collateral of the Canadian Loan Parties. To facilitate the foregoing powers, any such receiver may, to the exclusion of all others, including the Canadian Loan Parties, enter upon. use and occupy all premises owned or occupied by the Canadian Loan Parties wherein Collateral of the Canadian Loan Parties may be situated, maintain Collateral of the Canadian Loan Parties upon such premises, borrow money on a secured or unsecured basis and use Collateral of the Canadian Loan Parties directly in carrying on the Canadian Loan Parties’ business or as security for loans or advances to enable the receiver to carry on the Canadian Loan Parties’ business or otherwise, as such receiver shall, in its discretion, determine. Except as may be otherwise directed by the Agent, all money received from time to time by such receiver in carrying out his/her appointment shall be received in trust for and paid over to the Agent. Every such receiver may, in the discretion of the Agent, be vested with all or any of the rights and powers of the Agent and the Lenders. Agent may, either directly or through its nominees, exercise any or all powers and rights given to a receiver by virtue of the foregoing provisions of this paragraph. The Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and the Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as the Agent may deem advisable and the Agent may require the Canadian Loan Parties to make the Collateral available to the Agent at a convenient place. With or without having the Collateral at the time or place of sale, the Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as the Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent shall give the Canadian Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale the Agent or any Lender may bid (including credit bid) for and become the purchaser, and any Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, the Agent is granted a perpetual non-revocable royalty free, nonexclusive license, subject in all respects to licenses granted from a third party to a Loan Party regarding the use, license or sublicense of any of the Collateral, and the Agent is granted permission to use, solely upon the occurrence and during the continuance of an Event of Default, all of each Loan Party’s (a) Intellectual Property which is used in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory, and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 4.03. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Canadian Loan Parties shall remain liable to the Agent and the Lenders therefor.

(b)    To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c)    Without limiting any other provision hereof:

(i)    At any bona fide public sale, and to the extent permitted by Applicable Law, at any private sale, Agent shall be free to purchase all or any part of the Investment Property. Any such sale may be on cash or credit. Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property for their own account in compliance with Regulation D of the Securities Act or any other applicable exemption available under the Securities Act. Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. Agent may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Investment Property is customarily sold on a recognized market or threatens to decline speedily in value, Agent may sell such Investment Property at any time without giving prior notice to any Loan Party or other Person.

(ii)    Each Loan Party recognizes that Agent may be unable to effect or cause to be effected a public sale of the Investment Property by reason of certain prohibitions of the Securities Act, so that Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Investment Property for their own account, for investment and without a view to the distribution or resale thereof. Each Loan Party understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Investment Property were sold at public sales, and agrees that Agent has no obligation to delay or agree to delay the sale of any of the Investment Property for the period of time necessary to permit the issuer of the securities which are part of the Investment Property (even if the issuer would agree), to register such securities for sale under the Securities Act. Each Loan Party agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(iii)    The Net Cash Proceeds arising from the disposition of the Investment Property after deducting expenses incurred by Agent will be applied to the Obligations pursuant to Section 11.5 hereof. If any excess remains after the discharge of all of the Obligations, the same will be paid to the applicable Loan Party or to any other Person that may be legally entitled thereto.

At any time after the occurrence and during the continuance of an Event of Default (A) Agent may transfer any or all of the Investment Property into its name or that of its nominee and may exercise all voting rights with respect to the Investment Property, but no such transfer shall constitute a taking of such Investment Property in satisfaction of any or all of the Obligations, and (B) Agent shall be entitled to receive, for application to the Obligations, all cash or stock dividends and distributions, interest and premiums declared or paid on the Investment Property.

11.2.    Agent’s Discretion

. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against the Loan Parties or each other.

11.3.    Setoff

. Subject to Section 14.13 hereof, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender (excluding any Excluded Trust Accounts and any other deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party). Each of the Agent and each Lender agrees promptly to notify the Borrowing Agent after any such setoff and application made by the Agent or such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.4.    Rights and Remedies not Exclusive

. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.    Allocation of Payments After Event of Default

.

(a)    Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, and shall, at the direction of the Required Lenders, be paid over or delivered as follows:

FIRST, to the payment of all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lenders pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement, including Cash Management Liabilities and Hedge Liabilities (to the extent reserves for such Cash Management Liabilities and Hedge Liabilities have been established by Agent) and the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof;

EIGHTH, to all other Obligations arising under this Agreement, under the Other Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to the Borrowing Agent or otherwise required by Applicable Law.

(b)    In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “NINTH” of subsection (a) above; (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” of subsection (a) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other Obligations of the types described in clauses “SEVENTH” and “EIGHTH” of subsection (a) above in the manner provided in this Section 11.5.

XII.    WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.    Waiver of Notice

. Each Loan Party hereby waives demand, presentment and protest with respect to any and all Notes, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.    Delay

. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.    Jury Waiver

. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.    EFFECTIVE DATE AND TERMINATION.

13.1.    Term

. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the Closing Date and shall continue in full force and effect until September 20, 2026 (the “Term”) unless sooner terminated as herein provided. The Loan Parties may terminate this Agreement at any time upon ten (10) days prior written notice to Agent so long as the Obligations are Paid in Full in connection therewith.

13.2.    Termination

. The termination of this Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until (a) all of the Obligations have been Paid in Full and the Commitments and this Agreement have been terminated, and (b) each of the Loan Parties has released the Secured Parties from and against any and all claims of any nature whatsoever that any Loan Party may have against the Secured Parties. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed in connection herewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been Paid in Full after the termination of this Agreement or each Loan Party has provided Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to any Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms, the Commitments have been terminated and all of the Obligations have been Paid in Full. All representations, warranties, covenants, waivers and agreements set forth herein shall survive termination hereof until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement.

XIV.    REGARDING AGENT.

14.1.    Appointment

. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b) and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is provided with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.    Nature of Duties

. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof set forth in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements set forth in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to the Borrowers shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3.    Lack of Reliance on Agent

. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (b) its own appraisal of the creditworthiness of each Loan Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4.    Resignation of Agent; Successor Agent

. Agent may resign on thirty (30) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowing Agent (provided that no such approval by Borrowing Agent shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5.    Certain Rights of Agent

. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6.    Reliance

. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile or telecopier message, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7.    Notice of Default

. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8.    Indemnification

. To the extent Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitute of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9.    Agent in its Individual Capacity

. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10.    Delivery of Documents

. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9 and 9.12 hereof or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly provide such documents and information to Lenders.

14.11.    Loan Parties Undertaking to Agent

. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12.    No Reliance on Agent’s Customer Identification Program

.

(a)    To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended, modified, supplemented or replaced, the “CIP Regulations”), or any other Anti‑Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

(b)    The Canadian Loan Parties acknowledge that, pursuant to the Proceeds of Crime Money Laundering and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Agent and the Lenders may be required to obtain, verify and record information regarding it, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of it, and the transactions contemplated hereby. Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Agent and the Lenders, or any prospective assign or participant of the Agent and the Lenders, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(c)    If Agent has ascertained the identity of the Canadian Loan Parties or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Agent and each Canadian Lender:

(i)    shall be deemed to have done so as an agent for each Lender under the Revolving Advances, and this Agreement shall constitute a “written agreement” in such regard between each Lender under the Revolving Advances and the Agent within the meaning of applicable AML Legislation; and

(ii)    shall provide to the Agent and each Lender under the Revolving Advances copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender under the Revolving Advances agrees that neither the Agent nor the Lenders shall have any obligation to ascertain the identity of the Canadian Loan Parties or any authorized signatories of the Canadian Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Canadian Loan Parties or any such authorized signatory in doing so.

14.13.    Other Agreements

Each of the Lenders agrees that it shall not, without the prior written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender, in each case in accordance with and subject to Section 11.3 hereof. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.14.    Erroneous Payments.

(a)    Each Lender hereby agrees that (i) if Agent notifies such Lender that Agent has determined in its sole discretion that any funds received by such Lender from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise), individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from Agent (or any of its Affiliates) (i) that is in an amount different than (other than a de minimis difference), or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), or (ii) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice that, in each such case, an error has been made with respect to such Erroneous Payment. Each Lender further agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) that was received by such Lender to the date such amount is repaid to Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)    Each Loan Party hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Loan Party hereunder or under any of the Other Documents.

(d)    Each party’s obligations under this Section 14.14 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of this Agreement, the termination of the Commitments and the Payment in Full of the Obligations.

XV.    BORROWING AGENCY.

15.1.    Borrowing Agency Provisions

.

(a)    Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other agreements, documents, instruments, certificates, notices and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name of such Loan Party or the Loan Parties, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Loan Parties and at their request. Neither Agent nor any Lender shall incur liability to the Loan Parties as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Loan Parties as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)    All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof. Each Loan Party waives all suretyship defenses.

15.2.    Waiver of Subrogation

. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the termination of the Commitments, the termination of this Agreement and the Payment in Full of the Obligations.

XVI.    MISCELLANEOUS.

16.1.    Governing Law

. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any of the Other Documents may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 hereof and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any of the Other Documents, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2.    Entire Understanding

.

(a)    This Agreement and the Other Documents contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not set forth herein and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be amended, modified, changed, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)    Required Lenders, Agent with the consent in writing of Required Lenders, and the Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into any written amendments to this Agreement or any of the Other Documents or any other supplemental agreements, documents or instruments for the purpose of adding or deleting any provisions or otherwise amending, modifying, supplementing, changing, varying or waiving in any manner the conditions, provisions or terms hereof or thereof or waiving any Event of Default hereunder or thereunder, but only to the extent specified in such written amendments or other agreements, documents or instruments; provided, however, that no such amendment, or other agreement, document or instrument shall:

(i)    increase the Revolving Commitment Percentage or the maximum dollar amount of the Revolving Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii)    whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 hereof or of default rates of Letter of Credit fees under Section 3.2 hereof (unless imposed by Agent));

(iii)    increase the Maximum Revolving Advance Amount without the consent of all Lenders holding a Revolving Commitment;

(iv)    alter the definition of the term “Required Lenders” or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v)    alter, amend or modify the provisions of Section 11.5 hereof without the consent of all Lenders;

(vi)    release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $3,000,000 without the consent of all Lenders;

(vii)    change the rights and duties of Agent without the consent of all Lenders;

(viii)    subject to Section 16.2(e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Lenders holding a Revolving Commitment;

(ix)    increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Lenders holding a Revolving Commitment; or

(x)    release any Loan Party without the consent of all Lenders.

(c)    Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)    In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from the Loan Parties. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e)    Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) hereof nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this Section, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be Eligible Receivables, Eligible Insured Receivables, Eligible Uninsured Receivables or Eligible Inventory, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have the Loan Parties decrease such excess in as expeditious a manner as is commercially practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment with respect to such Revolving Advances.

(f)    In addition to (and not in substitution of) the discretionary Revolving Advances permitted in Section 16.2(e) above, Agent is hereby authorized by the Loan Parties and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement (the “Protective Advances”). Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment with respect to such Revolving Advances.

16.3.    Successors and Assigns; Participations; New Lenders

.

(a)    This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)    Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to any Eligible Assignee or, during the continuance of an Event of Default, any Person other than natural persons and competitors of any Loan Party (each such transferee or purchaser of a participating interest, a “Participant”); provided that (i) the assigning Lender’s obligations under this Agreement shall remain unchanged, (ii) the assigning Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Loan Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no Participant shall be granted any right to consent to any amendment, except to the extent the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Advance or (2) extending the final stated maturity of any Advance or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Advances; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Advance or any amendment or waiver of any Default or Event of Default. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)    Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Eligible Assignees or, during the continuance of an Event of Default, any Person other than natural persons and competitors of any Loan Party, and one or more additional Persons (other than natural persons) may commit to make Advances hereunder (each a “Purchasing Lender”) pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to each of the Revolving Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of Borrowing Agent in respect of any assignment hereunder shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received prior written notice thereof.

(d)    Any Lender, with the consent of Agent, which consent shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. The Loan Parties shall execute and deliver such further documents and do such further acts and things to effectuate an approved sale, assignment or transfer under this clause (d).

(e)    Agent, acting as a non-fiduciary agent of the Loan Parties, shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of demonstrable error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)    Subject to Section 16.15, each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

(g)    Notwithstanding anything to the contrary set forth in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4.    Application of Payments

. Agent shall have the continuing and exclusive right to apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.    Indemnity

. Each Loan Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of one counsel for all Indemnified Parties (except to the extent that separate counsel would be required (i) as the result of any conflict of interest, (i) to represent the interests of the Lenders collectively and (iii) as local counsel) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of: (a) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (b) the transactions contemplated hereby including the Transactions, (c) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents (beyond any applicable cure or notice period), (d) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (e) any imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party, any Affiliate or Subsidiary of any of the Loan Parties, and (f) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such Claims (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnified Party or (y) result from a claim brought by any Loan Party against an Indemnified Party for breach in bad faith of any Indemnified Party’s obligations hereunder or under any Other Documents but only to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have been bad faith on the part of such Indemnified Party.

16.6.    Notice

. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which the Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names set forth below in this Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)    In the case of hand-delivery, when delivered;

(b)    If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)    In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)    In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)    In the case of electronic transmission, when actually received;

(f)    In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)    If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)         If to Agent or PNC at:

PNC Bank, National Association

One North Franklin Street, 25th Floor

Chicago, IL 60606

Attention: Portfolio Manager

Telephone: (312) 454-2902

Facsimile: (312) 338-8286

with a copy to:

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attention: Michael C. Graziano, Esq.

Telephone: (215) 569-5387

Facsimile: (215) 832-5387

(B)         If to Borrowing Agent or any Loan Party:

Perma-Pipe International Holdings, Inc.

6410 W. Howard Street

Niles, Illinois 60714

Attention:         Chief Financial Officer

Telephone:         847-929-1206

Facsimile:         847-470-1204

with a copy to:

Foley & Lardner LLP

777 E. Wisconsin Avenue

Milwaukee, WI 53202

Attention:         Patricia J. Lane

Telephone:         (414) 297-5635

Facsimile:         (414) 297-4900

16.7.    Survival

. The obligations of the Loan Parties under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 hereof and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19 and 14.8 hereof, shall survive the termination of this Agreement and the Other Documents and the Payment in Full of the Obligations.

16.8.    Severability

. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.    Expenses

. The Loan Parties shall pay (a) all reasonable and documented out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of one counsel for Agent, any Lender or Issuer (except to the extent that separate counsel would be required (i) as the result of any conflict of interest, (i) to represent the interests of the Lenders collectively and (iii) as local counsel)), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the Other Documents, including its rights under this Section, or (ii) in connection with the Advances made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (d) all reasonable and documented out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10.    Injunctive Relief

. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.    Consequential Damages

. Each party hereto waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages arising out of or related to this Agreement or the Other Documents or the transactions contemplated hereby or thereby.

16.12.    Captions

. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.    Counterparts; Facsimile Signatures

. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14.    Construction

. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.    Confidentiality; Sharing Information

. Agent, each Lender and each Transferee shall hold all information obtained by Agent, such Lender or such Transferee pursuant to the requirements of or in connection with this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, directors, officers, partners, employees, agents, outside auditors, counsel and other professional advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to Agent, any Lender or to any prospective Transferees (it being understood that each prospective Transferee to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials provided by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been Paid in Full, the Commitments have been terminated and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16.    Publicity

. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall deem appropriate; provided that all such announcements, publicity or advertising which refers to this Agreement, the Other Documents, the transactions contemplated hereby or thereby, or to any Loan Party or its Affiliates shall be subject to the prior written approval of the Borrowing Agent, not to be unreasonably withheld, conditioned or delayed.

16.17.    Certifications From Banks and Participants; USA PATRIOT Act

.

(a)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)    The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, any Lender may from time to time request, and each Loan Party shall provide to such Lender, such Loan Party's name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18.    Anti-Terrorism Laws

.

(a)    Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)    Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary contained in this Agreement, any Other Document, or any other agreement, arrangement or understanding among any Agent, Lenders and the Loan Parties, Agent, each Lender and each Loan Party acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution.

To the extent not prohibited by Applicable Law, each Lender shall notify the Borrowing Agent and the Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).

XVII.    GUARANTY.

17.1.    Guaranty

. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations; provided that with respect to Obligations under or in respect of any Swap Obligation, the foregoing guarantee shall only be effective to the extent that such Guarantor is a Qualified ECP Loan Party at the time such Swap Obligation is entered into and such Obligations and such guarantee thereof are not Excluded Hedge Liabilities. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.

17.2.    Waivers

. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) except as otherwise expressly provided in this Agreement, promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) except as otherwise expressly provided in this Agreement, demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent, any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (d) except as otherwise expressly provided in this Agreement, any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than the Payment in Full of the Obligations and any defense that any other guarantee or security was or was to be obtained by Agent.

17.3.    No Defense

. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

17.4.    Guaranty of Payment

. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XVII, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

17.5.    Liabilities Absolute

. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a)    any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(b)    any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c)    the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d)    any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(e)    any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(f)    any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances or other financial accommodations to the Loan Parties pursuant to this Agreement and/or the Other Documents.

17.6.    Waiver of Notice

. Except as otherwise expressly provided in this Agreement, Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

17.7.    Agent’s Discretion

. Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

17.8.    Reinstatement.

(a)    The Guaranty provisions herein set forth herein shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Persons.

(b)    Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(c)    No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

(d)    If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e)    All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are collaterally assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s prior right to Payment in Full of the Obligations. Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent. This collateral assignment, postponement and subordination shall only terminate when the Obligations are Paid in Full and this Agreement is irrevocably terminated.

(f)    Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Agent. Each Loan Party agrees to give full effect to the provisions hereof.

[signature pages follow]

Annex B to Amendment

Exhibit 1.2(b)

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

PNC Bank, National Association

[____________________]

[____________________]

Attention: [___________]

The undersigned, the [Chief Financial Officer] of PERMA-PIPE INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Borrowing Agent”), certifies to PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent (in such capacity, “Agent”), and the Lenders (as defined below) that, pursuant to the terms and conditions of that certain Revolving Credit and Security Agreement, dated as of September 20, 2018 (as it may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among the Borrowing Agent (together with each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), Perma-Pipe Canada, Inc., a Delaware corporation (“Canada Holdings” and together with each other Person joined thereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions party thereto as lenders from time to time (collectively, the “Lenders” and each a “Lender”) and Agent, the Loan Parties are in compliance for the [month / quarter / fiscal year] ending __________________, 20__ with all required covenants set forth in the Credit Agreement and no Default or Event of Default exists (if not true, in the “Comments Regarding Exceptions” section below specify the Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by the Loan Parties with respect to such Default or Event of Default). Capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Without limiting the foregoing, the undersigned certifies that the Loan Parties are in compliance with the requirements or restrictions imposed by Sections 6.5, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.11, 7.18, 7.19 and 7.20 of the Credit Agreement, except as may be set forth below

Attached hereto as Schedule A are covenant calculations which show such compliance (or non-compliance) with Section 6.5 and 7.7 of the Credit Agreement.

Compliance status is indicated by circling Yes/No under “Complies” column.

Financial Covenants	Required During any Covenant Testing Period and within five (5) Business Days following a Covenant Testing Trigger Date	Actual	Complies
Section 6.5 (b) – Fixed Charge Coverage Ratio Consolidated North American Entities	≥ 1.10 to 1.00	___ to 1.00	Yes No
Section 7.7 – Maximum Capital Expenditures	≤ $[4,000,000]	$_____________	Yes No
Other Covenants		Complies
Section 7.2 – Dispositions		Yes No
Section 7.3 – Liens		Yes No
Section 7.4 – Guarantees		Yes No
Section 7.5 – Investments		Yes No
Section 7.6 – Loans		Yes No
Section 7.8 – Dividends		Yes No
Section 7.9 – Indebtedness		Yes No
Section 7.11 – Transactions with Affiliates		Yes No
Section 7.18 – Holdings		Yes No
Section 7.19 – Inactive Subsidiaries		Yes No
Section 7.20 – Subordinated Loans		Yes No

Attached hereto as Schedule B are covenant calculations which show reductions to the Availability Block, if any.

To my knowledge, except as set forth on Schedule 5.7 each Loan Party is in material compliance with all applicable Environmental Laws.

Since the date of the last Compliance Certificate, there has been no change to the Loan Parties’ operating or other deposit accounts, securities accounts, commodities accounts, and other accounts at which any Loan Party maintains funds or investments (except as permitted in the Credit Agreement and the Other Documents), except as set forth below: __________________.

Since the date of the last Compliance Certificate, there has been no change to the Loan Parties’ material Intellectual Property, including any applications for any of the foregoing, and including any material licenses pursuant to which any Loan Party is a licensee of any of the foregoing, except as set forth below: ________________________________________________.

Subject to the exceptions in Section 4.4(a)(iv) of the Credit Agreement, since the date of the last Compliance Certificate, there has been no change to the Loan Parties’ leased locations or to locations of Equipment and Inventory (other than those locations permitted in the Credit Agreement), except as set forth below: __________________________.

Since the date of the last Compliance Certificate, there has been no change to any bond posted in excess of $1,000,000 on behalf of any Loan Party to secure such Loan Party’s performance of any contract, and no new bond in excess of $1,000,000 has been posted to secure any Loan Party’s performance of any contract, except as set forth below: ________________________________________________.

Since the date of the last Compliance Certificate, there has been no change to Loan Parties’ Equity Interests except as set forth below: ___________________________________.

[Attached as Exhibit I hereto are updates to the following schedules as permitted by Section 9.17 of the Credit Agreement]

[4.4 (Locations of Equipment and Inventory)]

[5.9 (Intellectual Property)]

[5.21 (Equity Interests)]

[5.22 (Commercial Tort Claims)] and

[5.23 (Letter-of-Credit Rights)]

Comments Regarding Exceptions: ________________________________________.

[signature page follows]Very truly yours,

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.,

as Borrowing Agent

By:

Name:

Title:

SCHEDULE A TO COMPLIANCE CERTIFICATE

Calculations for Covenants

SCHEDULE B TO COMPLIANCE CERTIFICATE

Calculations for Reductions to Availability Block

EXHIBIT I TO COMPLIANCE CERTIFICATE

Updates to Schedules

[4.4 (Locations of Equipment and Inventory)]

[5.9 (Intellectual Property)]

[5.21 (Equity Interests)]

[5.22 (Commercial Tort Claims)]

[5.23 (Letter-of-Credit Rights)]